______________________________________________________________________
STOCK PURCHASE AGREEMENT
by and among
CURT ACQUISITION HOLDINGS, LLC,
CURT ACQUISITION HOLDINGS, INC.
and
LIPPERT COMPONENTS, INC.
Dated as of November 21, 2019
______________________________________________________________________

4.21	Customers and Suppliers	27
4.22	Product Liabilities	27
4.23	Certain Payments	28
4.24	Bank Accounts	28
4.25	Mexico Operations	28
4.26	No Other Representations and Warranties	28
Article V REPRESENTATIONS AND WARRANTIES OF BUYER		29
5.01	Organization and Power	29
5.02	Authorization; Valid and Binding Agreement	29
5.03	No Breach	29
5.04	Consents, etc	29
5.05	Litigation	29
5.06	Brokerage	29
5.07	Investment Representation	30
5.08	Financing; Immediately Available Funds	30
5.09	Solvency	30
5.1	Plant Closings and Mass Layoffs	30
Article VI CERTAIN PRE-CLOSING COVENANTS		30
6.01	Conduct of the Business	30
6.02	Regulatory Filings	31
6.03	Conditions and Consents	31
6.04	Exclusive Dealing	32
6.05	Access to Information	32
Article VII COVENANTS OF BUYER		32
7.01	Access to Books and Records	32
7.02	Director and Officer Liability and Indemnification	33
7.03	Regulatory Filings	34
7.04	Conditions	35
7.05	Contact with Customers, Suppliers and Other Business Relations	35
7.06	Payment of Indebtedness and Seller Transaction Expenses	35
Article VIII TERMINATION		35
8.01	Termination	35
8.02	Effect of Termination	36
Article IX ADDITIONAL COVENANTS AND AGREEMENTS		37
9.01	Tax Matters	37
9.02	Further Assurances	39
9.03	Access to Books and Records	39
9.04	Data Room Documentation	39
Article X INDEMNIFICATION		39
10.01	General Survival	39
10.02	Indemnification and Payment of Damages by Seller	40

10.03	Indemnification and Payment of Damages by Buyer	40
10.04	Limitations	41
10.05	Sources of Recovery; Exclusive Remedy	42
10.06	Procedure for Making Claims	43
10.07	Procedure for Indemnification – Third-Party Claims	44
10.08	Treatment of Indemnification Payments	45
10.09	Mitigation	45
Article XI DEFINITIONS		45
11.01	Definitions	45
11.02	Other Definitional Provisions	55
Article XII MISCELLANEOUS		56
12.01	Press Releases and Communications; Use of Company Name	56
12.02	Expenses	57
12.03	Knowledge Defined	57
12.04	Notices	57
12.05	Assignment	59
12.06	Severability	59
12.07	No Strict Construction	60
12.08	Amendment and Waiver	60
12.09	Complete Agreement	60
12.1	Counterparts	61
12.11	Governing Law	61
12.12	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	61
12.13	WAIVER OF JURY TRIAL	61
12.14	Arbitration of Disputes	62
12.15	No Third-Party Beneficiaries	63
12.16	Representation of Seller and its Affiliates	63
12.17	No Additional Representations; Disclaimer; Non-Recourse	64
12.18	Conflict Between Transaction Documents	66
12.19	Specific Performance	66
12.2	Consents	66
12.21	Electronic Delivery	67
12.22	Buyer Deliveries	67
Exhibits
Exhibit A - Form of Escrow and Paying Agent Agreement
Exhibit B - Form of FIRPTA Certificate
Exhibit C - Form of MSA Termination Agreement

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of November 21, 2019, by and among Curt Acquisition Holdings, LLC, a Delaware limited liability company ("Seller"), Curt Acquisition Holdings, Inc., a Delaware corporation (the "Company"), and Lippert Components, Inc., a Delaware corporation ("Buyer"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.
WHEREAS, Seller owns all of the issued and outstanding capital stock (collectively, the "Shares") of the Company;
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Shares; and
WHEREAS, the respective boards of managers or directors or other governing bodies, as applicable, of Seller, the Company and Buyer have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, conditions and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
PURCHASE AND SALE OF SHARES

1.01 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from Seller, free and clear of all Liens, all of the Shares owned by Seller in exchange for the payment of the Estimated Purchase Price in cash to Seller. Payment for the Shares will be made by wire transfer on the Closing Date of immediately available funds to the Escrow and Paying Agent, and the Escrow and Paying Agent will pay such cash to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller to the Escrow and Paying Agent.

1.02 Calculation of Closing and Final Consideration.
(a) For purposes of this Agreement, the "Purchase Price" means an amount equal to:
(i) $340,000,000,
(ii) plus the total amount of Cash,
(iii) minus the outstanding amount of Indebtedness as of the Closing,
(iv) minus the unpaid Seller Transaction Expenses,

(v) plus the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Target,
(vi) minus the amount, if any, by which the Net Working Capital is less than the Net Working Capital Target, and
(vii) minus the Escrow Amounts.
(b) At least three Business Days prior to the Closing Date, the Company will deliver to Buyer a statement (the "Estimated Closing Statement"), setting forth in reasonable detail its good faith estimate of (i) Cash, (ii) the outstanding amount of Indebtedness as of the Closing, (iii) unpaid Seller Transaction Expenses, (iv) Net Working Capital, (v) the resulting calculation of the Purchase Price (the "Estimated Purchase Price") and (vi) the name, address and wire transfer information of each Person entitled to receive payments with respect to Indebtedness or Seller Transaction Expenses. The Estimated Closing Statement will be prepared in a manner that is consistent with the definitions of the terms Cash, Indebtedness, Seller Transaction Expenses, Net Working Capital and the Agreed Accounting Principles. The Company will provide a reasonable level of supporting documentation for the Estimated Purchase Price and any additional information in the Company's possession that is reasonably requested by Buyer to verify the information set forth in the Estimated Closing Statement prior to the Closing Date. If, prior to the Closing Date, Buyer objects in writing to any item or the amount of an estimate set forth in the Estimated Closing Statement, and, if the Company in its sole discretion agrees with the objection, the Company will change the applicable estimate and notify Buyer thereof on or prior to the Closing Date, in which event the Estimated Closing Statement will be deemed amended to reflect such change.
(c) Within 75 days after the Closing Date, Buyer will deliver to Seller (i) an unaudited, consolidated balance sheet of the Acquired Companies as of the Closing (which will have been prepared with the assistance of Buyer's or the Company's accountants) (the "Closing Balance Sheet") and (ii) Buyer's calculation of (A) Cash, (B) the outstanding amount of Indebtedness as of the Closing, (C) unpaid Seller Transaction Expenses, (D) Net Working Capital and (E) the resulting calculation of the Purchase Price (together, the "Closing Statement"). The Closing Statement will be prepared in a manner consistent with the definitions of the terms Cash, Indebtedness, Seller Transaction Expenses, Net Working Capital and the Agreed Accounting Principles. The Closing Statement will entirely disregard (x) any and all effects on the assets or liabilities of the Acquired Companies as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby, and (y) any of the plans, transactions, or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Acquired Companies or their business or assets or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities. The Closing Statement will be based solely on facts and circumstances as they exist as of the Closing and will exclude the effect of any fact, event, change, circumstance, act, development or decision occurring after the Closing.

(d) Buyer will, and will cause the Acquired Companies to, (i) assist Seller and its representatives in the review of the Closing Statement and provide Seller and its representatives with reasonable access, upon reasonable advance notice and during normal business hours, to the books, records (including work papers, schedules, memoranda and other documents), supporting data and senior employees of the Acquired Companies who were responsible for the preparation of the Closing Statement for purposes of their review of the Closing Statement, and (ii) reasonably cooperate with Seller and its representatives in connection with such review, including providing on a timely basis all other information necessary or useful in connection with the review of the Closing Statement as is requested by Seller or its representatives. If Seller has any objections to the Closing Statement, Seller will deliver to Buyer a statement setting forth its objections thereto (an "Objections Statement"), which statement will identify in reasonable detail those items and amounts to which Seller objects (the "Disputed Items"). If an Objections Statement is not delivered to Buyer within 45 days after delivery of the Closing Statement, the Closing Statement as prepared by Buyer will be final, binding and non-appealable by the parties hereto. Seller and Buyer will negotiate in good faith to resolve the Disputed Items and all such discussions related thereto will (unless otherwise agreed by Buyer and Seller) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement to Buyer, Seller and Buyer will jointly engage and submit any unresolved Disputed Items to Duff & Phelps, or if such firm is unwilling or unable to serve, such other independent national accounting, consulting or valuation firm mutually agreeable to Buyer and Seller (the "Arbiter"). In the event the parties submit any unresolved Disputed Items to the Arbiter, each party will submit a Closing Statement (which in the case of each party may be a Closing Statement that, with respect to the unresolved Disputed Items (but not, for the avoidance of doubt, with respect to any other items), is different than (but not more favorable to the submitting party than) the Closing Statement initially submitted to Seller or the Objections Statement delivered to Buyer, as applicable) together with such supporting documentation as it deems appropriate, to the Arbiter within 10 days after the date on which such unresolved Disputed Items were submitted to the Arbiter for resolution. Seller and Buyer will use their respective commercially reasonable efforts to cause the Arbiter to resolve such dispute as soon as practicable, but in any event within 30 days after the date on which the Arbiter receives the Closing Statements prepared by Seller and Buyer. Seller and Buyer will not engage in any ex-parte communication with the Arbiter. In resolving any Disputed Item, the Arbiter may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The determination of the Arbiter will be final, binding and non-appealable by the parties hereto. Each party will bear its own costs and expenses in connection with the resolution of such dispute by the Arbiter. The costs and expenses of the Arbiter will be paid by Seller and Buyer in proportion to the amount by which each party's position with respect to all Disputed Items (as reflected in the Closing Statements delivered by the parties to the Arbiter, as applicable) differed from the determination of the Arbiter with respect to all Disputed Items.
(e) If the Purchase Price as finally determined pursuant to Section 1.02(d) (the "Final Purchase Price") is greater than the Estimated Purchase Price, then, within five Business Days after the determination of Final Purchase Price, (i) Buyer will pay an amount equal to such excess to the Escrow and Paying Agent by wire transfer of immediately available funds, and the Escrow and Paying Agent will pay to Seller such excess by wire transfer of immediately available funds to an account or accounts designated by Seller to the Escrow and Paying Agent, and (ii) Buyer and Seller will jointly instruct the Escrow and Paying Agent to pay to Seller the Adjustment Escrow Funds, by wire transfer of immediately available funds, to an account or accounts designated by Seller to the Escrow and Paying Agent. If the Final Purchase Price equals the Estimated Purchase Price, then, within five Business Days after determination of the Final Purchase Price, Buyer and Seller will jointly instruct the Escrow and Paying Agent to pay to Seller, by wire transfer of immediately available funds, the Adjustment Escrow Funds to an account or accounts designated by Seller to the Escrow and Paying Agent.
(f) If the Final Purchase Price is less than the Estimated Purchase Price, then, within five Business Days after the determination of Final Purchase Price, Buyer and Seller will jointly instruct the Escrow and Paying Agent to pay (i) to Buyer, by wire transfer of immediately available funds, an amount equal to such shortfall from (and up to the amount of) the Adjustment Escrow Funds, and (ii) to Seller, by wire transfer of immediately available funds, the remainder, if any, of the Adjustment Escrow Funds, to an account or accounts designated by Seller to the Escrow and Paying Agent. If such shortfall exceeds the amount of the Adjustment Escrow Funds, then, within five Business Days after the determination of Final Purchase Price, Seller will pay an amount equal to such excess to Buyer by wire transfer of immediately available funds to an account or accounts designated by Buyer to Seller.
(g) All payments required pursuant to Section 1.02(e) and Section 1.02(f) will be deemed to be adjustments for Tax purposes to the Purchase Price.
(h) This Section 1.02 is not intended to be used to adjust for errors or omissions that may be found with respect to the Latest Balance Sheet, the Closing Balance Sheet or any other balance sheet referenced in Section 4.05 or any inconsistencies between the Latest Balance Sheet, the Closing Balance Sheet or any other balance sheet referenced in Section 4.05 and GAAP.

1.03 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place remotely via the exchange of documents and signatures on the second Business Day following satisfaction of the conditions to the Closing set forth in Article II (other than those conditions that by their nature are to be satisfied at the Closing) or such other date as Buyer and Seller may mutually agree. The date of the Closing is herein referred to as the "Closing Date." The Closing will be deemed to occur at 11:59 P.M. Eastern time on the Closing Date.

1.04 Withholding. Notwithstanding any other provision in this Agreement to the contrary, any amounts payable in connection with the transactions contemplated hereby may be reduced by any Tax withholding that is required by Law, and any amount so withheld and paid to the applicable Governmental Body will be treated for all purposes hereof as having been paid to the Person with respect to which the withholding was made. Except with respect to withholding pursuant to Section 1445 of the Code and withholding with respect to any payment treated as compensation, as soon as reasonably practicable, but in any event at least five Business Days prior to deducting or withholding from any consideration otherwise payable to Seller pursuant to this Agreement, Buyer will notify Seller in writing of such intent to deduct and withhold and will provide Seller with a reasonable opportunity to provide forms or other evidence that would reduce such deduction or withholding. In the case of any such payment treated as compensation, the parties will cooperate to pay such amounts through the Acquired Companies' payroll to facilitate applicable withholding.

ARTICLE II
CONDITIONS TO CLOSING

2.01 Conditions to All Parties' Obligations. The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:
(a) The applicable waiting periods, if any, under the HSR Act will have expired or been terminated;
(b) No judgment, decree or order will have been entered by any Governmental Body which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and
(c) This Agreement will not have been terminated in accordance with Section 8.01.

2.02 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:
(a) Each of the representations and warranties of Seller and the Company (i) contained in Article III and Article IV, respectively, that is a Fundamental Representation (other than Sections 3.04 and 4.04) and disregarding all qualifications as to materiality or by Material Adverse Effect, will be true and correct in all material respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), (ii) contained in Sections 3.04 and 4.04 will be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (iii) contained in Article III and Article IV, respectively, that is not a Fundamental Representation and disregarding all qualifications as to materiality or by Material Adverse Effect, will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of any such representation and warranty referred to in this clause (iii) to be true and correct that has not had a Material Adverse Effect;

(b) The Company and Seller will have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;
(c) Seller will have delivered to Buyer the stock certificates representing the Shares, in each case accompanied by duly executed stock powers;
(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect;
(e) The Company will have delivered to Buyer each of the following:
(i) a certificate of Seller and the Company executed by a duly authorized officer thereof, dated the Closing Date, stating that the preconditions specified in Section 2.02(a), Section 2.02(b) and Section 2.02(d) as they relate to Seller or the Company, as applicable, have been satisfied;
(ii) a copy of the Escrow and Paying Agent Agreement, duly executed by Seller and the Escrow and Paying Agent;
(iii) customary payoff letters and, if applicable, Lien releases, in form and substance reasonably satisfactory to Buyer, with respect to the payoff amounts of the Indebtedness identified on Schedule 2.02(e)(iii);
(iv) an affidavit, executed by the Company under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in the form attached hereto as Exhibit B;
(v) resignation letters executed by each of the officers and directors (and representatives holding equivalent positions) of the Company and the Subsidiaries;
(vi) employment agreements and restrictive covenant agreements in form and substance reasonably acceptable to Buyer, duly executed by each of the individuals set forth on Schedule 2.02(e)(vi); and
(vii) a copy of the MSA Termination Agreement, duly executed by Audax Management Company, LLC and Curt Manufacturing, LLC;
(f) Seller shall have delivered to Buyer a certificate of an executive officer of Seller, in a form approved in advance by Buyer (such approval not to be unreasonably withheld), dated the Closing Date, certifying that attached thereto are true, correct and complete copies of (i) the organizational documents for each Acquired Company as are then in full force and effect; (ii) resolutions duly adopted by Seller's board of managers approving the execution, delivery and performance of this Agreement and the ancillary documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and that such resolutions have not been amended and remain in full force and effect on the Closing Date; and (iii)

resolutions duly adopted by the Company's board of directors approving the execution, delivery and performance of this Agreement and the ancillary documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and that such resolutions have not been amended and remain in full force and effect on the Closing Date; and
(g) Buyer will have received written consent to the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Buyer, from each of the parties identified on Schedule 2.02(g).

2.03 Conditions to Seller's and the Company's Obligations. The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:
(a) The representations and warranties set forth in Article V hereof will be true and correct at and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of such representations and warranties to be true and correct that has not had a material adverse effect on the financial condition or operating results of Buyer taken as a whole or on the ability of Buyer to consummate the transactions contemplated hereby;
(b) Buyer will have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(c) Buyer will have made the payment to the Escrow and Paying Agent set forth in Section 1.01 to be made by Buyer on the Closing Date;
(d) Buyer will have delivered to the Company each of the following:
(i) a certificate of Buyer executed by a duly authorized officer thereof, dated the Closing Date, stating that the preconditions specified in Section 2.03(a) and Section 2.03(b) have been satisfied; and
(ii) a copy of the Escrow and Paying Agent Agreement, duly executed by Buyer and the Escrow and Paying Agent.
(e) Buyer will have deposited, by wire transfer of immediately available funds, the Escrow Amounts with the Escrow and Paying Agent in accordance with the terms of the Escrow and Paying Agent Agreement;
(f) Buyer will have repaid, or caused to be repaid, on behalf of the Acquired Companies, as applicable, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness identified on Schedule 2.02(e)(iii), by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness; and

(g) Buyer will have repaid, or caused to be repaid, on behalf of the Acquired Companies, as applicable, all amounts necessary to discharge fully the then outstanding balance of all Seller Transaction Expenses, by wire transfer of immediately available funds, to the account(s) designated in the Estimated Closing Statement.

2.04 Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows, as of the date hereof and as of the Closing:

3.01 Organization and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder.

3.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller, and no other proceedings on Seller's part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer and the Company, this Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.03 No Breach. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material Lien upon any material assets of Seller, or require any material authorization, consent, approval, exemption or other material action by or notice to any Governmental Body or other third party, under the provisions of (a) any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Seller is bound, (b) any Law or order, judgment or decree to which Seller is subject or (c) Seller's certificate of formation or limited liability company agreement, other than, in the cases of clauses (a) and (b) above, any such authorizations, consents, approvals, exemptions or other actions (x) required under the HSR Act or applicable antitrust or competition Laws of other jurisdictions, (y) that may be required by reason of Buyer's participation in the transactions contemplated hereby due to facts or circumstances that are unique or particular to Buyer or (z) the failure of which to obtain would not, individually or in the aggregate, materially affect the ability of Seller to perform any of its material obligations under this Agreement.

3.04 Ownership. Seller is the record owner of the Shares set forth on Schedule 3.04, free and clear of any and all Liens (other than restrictions on transfer arising under applicable securities Laws). Other than pursuant to this Agreement, there is no contractual obligation pursuant to which Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of the Shares to be sold by Seller. Seller is not party to any voting agreement, voting trust, registration rights agreement or other similar agreement or arrangement with respect to the Shares.

3.05 Litigation. There are no actions or proceedings pending or, to Seller's knowledge, overtly threatened against Seller, at Law or in equity, or before or by any Governmental Body, which would adversely affect Seller's ability to perform under this Agreement or the consummation of the transactions contemplated hereby.

3.06 Brokerage. Except as set forth on Schedule 3.06, no Person is entitled to any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer as follows, as of the date hereof and as of the Closing:

4.01 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has made available to Buyer true, correct and complete copies of the organizational documents of each Acquired Company.

4.02 Subsidiaries. Except as set forth on Schedule 4.02, no Acquired Company owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Each of the Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate or other legal entity power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted. Each of the Subsidiaries is qualified to do business in every jurisdiction in which its ownership of property or the conduct of businesses as now conducted requires it to qualify, except where the failure (i) to hold such authorizations, licenses and permits would not reasonably be expected to result in material liability to the Acquired Companies, taken as a whole, or (ii) to be so qualified would not have a Material Adverse Effect. Except as set forth on Schedule 4.02, there are no outstanding (a) shares of capital stock or other equity interests or voting securities of any Subsidiary, (b) securities convertible or exchangeable into capital stock of any Subsidiary, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require any Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of any Subsidiary or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary.

4.03 Authorization; Valid and Binding Agreement; No Breach.
(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company's part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer and Seller, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
(b) Except as set forth on Schedule 4.03(b), the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material Lien upon any material assets of any Acquired Company, or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Body or other third party, under the provisions of (i) such Acquired Company's certificate or articles of incorporation or bylaws or applicable operating agreement (or equivalent governing documents), (ii) any Material Contract, Real Property Lease or Sublease to which such Acquired Company is bound, or (iii) any Law or order, judgment or decree to which such Acquired Company is subject other than, in the cases of clauses (ii) and (iii) above, any such authorizations, consents, approvals, exemptions or other actions (1) required under the HSR Act or applicable antitrust or competition Laws of other jurisdictions, or (2) that may be required by reason of Buyer's participation in the transactions contemplated hereby due to facts or circumstances that are unique or particular to Buyer.

4.04 Capitalization.

(a) The Shares constitute all the capital stock of the Company. Except as set forth on Schedule 4.04(a), the Company has no other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except for the Shares, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of the Company, (ii) securities convertible or exchangeable into capital stock of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company or (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.
(b) All of the outstanding equity of each Acquired Company (i) is fully paid and nonassessable, as applicable, has been duly authorized and validly issued, (ii) has not been issued in violation of any preemptive rights, rights of first refusal or similar rights of any Person, and (iii) was offered, sold, issued and delivered in compliance with applicable federal, state and provincial securities Laws.
(c) Except as set forth in Schedule 4.04(c), there are no registration rights agreements, equityholder agreements, voting trusts or other agreements or understandings to which any Acquired Company is a party or by which it or any of its equityholders is bound relating to the voting, disposition, purchase or issuance of any equity of any Acquired Company.

4.05 Financial Statements.
(a) Schedule 4.05(a) consists of: (i) the Company's unaudited consolidated balance sheet as of September 30, 2019 (the "Latest Balance Sheet") and the related statement of income for the nine-month period then ended and (ii) the Company's audited consolidated balance sheets and statements of income and cash flows for the fiscal years ended December 31, 2018 and December 31, 2017 (all such financial statements referred to in clauses (i) and (ii), the "Financial Statements"). Except as set forth on Schedule 4.05(a), the Financial Statements are complete and accurate and present fairly, in all material respects, the financial position and results of operations of the Acquired Companies (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (subject in the case of the unaudited financial statements to (A) the absence of footnote disclosures and other presentation items and (B) changes resulting from year-end adjustments).
(b) All of the accounts receivable of the Acquired Companies arose from bona fide arm's-length transactions in the ordinary course of business. Such accounts receivable are not subject to any valid setoffs or counterclaims, other than as reflected by the reserve for bad debts included in the Latest Balance Sheet, and subject to normal recurring year-end adjustments (which will not be material individually or in the aggregate).

(c) All inventories of the Acquired Companies are of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business consistent with past practices.

4.06 Absence of Certain Developments. Since the date of the Latest Balance Sheet through the date hereof, there has not been any Material Adverse Effect, and the Acquired Companies have conducted business in all material respects in the ordinary course of business. Without limiting the generality of the foregoing, except as set forth on Schedule 4.06 and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet through the date hereof, no Acquired Company has:
(a) amended or modified its certificate of incorporation or bylaws (or equivalent governing documents);
(b) made or declared any dividend or distribution to its equityholders, or redeemed or purchased any of its equity, or changed any rights, preferences or privileges of any outstanding equity interests, other than dividends paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company;
(c) issued, sold, created or authorized any equity interests of any class or series or any other securities, or issued, granted or created any warrants, obligations, subscriptions, options, convertible securities or other commitments to issue equity interests, except for transactions between or among the Company and its wholly-owned Subsidiaries;
(d) subjected any of its properties or assets to any material Lien, except for Permitted Liens;
(e) sold, assigned, licensed or transferred any of its material tangible assets or properties, except in the ordinary course of business;
(f) sold, assigned, licensed or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, except in the ordinary course of business;
(g) acquired by merger or consolidation with, or merged or consolidated with, or purchased substantially all of the assets or equity of, any Person or division thereof, in each case for consideration in excess of $1,000,000;
(h) made or entered into any commitment to make any capital expenditure in excess of $250,000;
(i) made or granted any bonus or any compensation or salary increase to any current (or former) employee whose annual base salary is (or was at the time of his or her termination) in excess of $150,000 (except in the ordinary course of business), or made or granted any material increase in any employee benefit plan or arrangement, or materially amended or terminated any existing employee benefit plan or arrangement or severance agreement or employment contract or adopted any new employee benefit plan or arrangement or severance agreement or employment contract (except in the ordinary course of business);
(j) hired, engaged or terminated any employee or consultant of an Acquired Company with annual compensation in excess of $150,000, or conducted any layoffs or reductions in force of any group of more than twenty-five (25) employees;
(k) incurred any Indebtedness, except borrowings under existing credit facilities;
(l) made any loans or advances to, or guarantees for the benefit of, any Persons (except to employees for business expenses in the ordinary course of business);
(m) entered into any contract that would be required to be listed as a Material Contract or terminated, amended or otherwise modified or waived any of the material terms of any Material Contract, in each case, outside the ordinary course of business;
(n) initiated, settled or agreed to settle any claim, action or proceeding, at Law or in equity, or before or by any Governmental Body, in each case, in excess of $50,000 in the aggregate for all such settlements or that imposed any material ongoing obligation or restriction on the Company or any of its Subsidiaries;
(o) entered into any transaction with an Affiliate, other than in the ordinary course of business;
(p) made any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law or as disclosed in the notes to the Financial Statements; or
(q) committed to do any of the foregoing.

4.07 Undisclosed Liabilities. No Acquired Company has any liability of the type required by GAAP to be disclosed in the consolidated balance sheet of the Acquired Companies, other than: (a) liabilities reflected or reserved for in the Financial Statements or disclosed in the notes thereto, (b) liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business, (c) liabilities that exist under contracts of the Acquired Companies (other than liabilities arising from breaches of such contracts), and (d) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, which are included in the calculation of Seller Transaction Expenses.

4.08 Assets.
(a) Except as set forth on Schedule 4.08(a), the Acquired Companies collectively own good title to, or hold pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by the Acquired Companies on the Latest Balance Sheet or acquired by an Acquired Company after the date of the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, and except for assets disposed of by any Acquired Company in the ordinary course of business since the date of the Latest Balance Sheet.
(b) The tangible assets of the Acquired Companies (whether owned or leased) have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used, in each case, in all material respects.
(c) The tangible and intangible assets of the Acquired Companies (whether owned, leased or licensed), considered together, constitute all of the assets that are necessary to conduct the business of the Acquired Companies substantially in the manner presently conducted and presently proposed to be conducted by the Acquired Companies.

4.09 Real Property.
(a) The real property (the "Leased Real Property") demised by the leases described on Schedule 4.09(a) (the "Real Property Leases") constitutes all of the real property leased by the Acquired Companies. Schedule 4.09(a) sets forth a complete list of all of the Real Property Leases pursuant to which any Acquired Company leases real property, including the applicable parties and all amendments related thereto.
(b) Except for any subleases or agreements described on Schedule 4.09(b) (the "Subleases"), no Acquired Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any portion of the Leased Real Property. Except as set forth on Schedule 4.09(b), the Subleases are in full force and effect, constitute the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties, and each Acquired Company thereunder holds a valid and existing subleasehold interest under each such Sublease. No Acquired Company is in default in any material respect under any of the Subleases, has received any written notice of any default from any counterparty thereto, or to the Company's knowledge, is aware of an event that with notice or lapse of time, or both, would constitute a material default by an Acquired Company under any of the Subleases. No other party to any Sublease is in default under any of the Subleases. No party to any Sublease has exercised any termination right with respect thereto or repudiated any provision thereof and there is no dispute, oral agreement or forbearance program in effect with respect to any Sublease. The Company has delivered or made available to Buyer true, correct and complete copies of each of the Subleases, and none of the Subleases has been modified in any material respect, except to the extent that such modifications are described on Schedule 4.09(b) and disclosed by the copies delivered or made available to Buyer.
(c) Except as set forth on Schedule 4.09(c), the Real Property Leases are in full force and effect, constitute the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties, and each Acquired Company holds a valid and existing leasehold interest under each such Real Property Lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor's rights laws. The Real Property Leases are not subject to any Liens other than Permitted Liens. No Acquired Company is in default in any material respect under any of the Real Property Leases, has received any notice of any default from any counterparty thereto, or to the Company's knowledge, is aware of an event that with notice or lapse of time, or both, would constitute a material default by an Acquired Company under any of the Real Property Leases. No other party to any Real Property Lease is in default in any material respect under any of the Real Property Leases. No party to any Real Property Lease has exercised any termination right with respect thereto or repudiated any provision thereof and there is no dispute, oral agreement or forbearance program in effect with respect to any Real Property Lease. The Company has delivered or made available to Buyer true and correct copies of each of the Real Property Leases, and none of the Real Property Leases has been modified in any material respect, except to the extent that such modifications are described on Schedule 4.09(a) and disclosed by the copies delivered or made available to Buyer.
(d) All of the land, buildings, structures and other improvements used by the Acquired Companies in the conduct of their respective businesses are included in the Leased Real Property. During the term of the applicable Real Property Lease, none of the Leased Real Property has suffered any material damage by fire or other casualty that has not been repaired and restored in all material respects. Except as listed in Schedule 4.09(d): (i) no Acquired Company has given any mortgagee or other Person any estoppel certificate or similar instrument that would preclude assertion of any claim under any Real Property Lease or Sublease, affect any right or obligation under any Real Property Lease or Sublease or otherwise be binding upon any successor to the applicable Acquired Company's position under any Real Property Lease or Sublease; (ii) no Acquired Company has contested, and no Acquired Company is currently contesting, any operating cost, real estate Tax or assessment or other charge payable by the tenant under any Real Property Lease or is defending any such claim under any Sublease; (iii) there is no purchase option, right of first refusal, first option or other right held by any Acquired Company with respect to, or any real estate or building affected by, any Real Property Lease or Sublease that is not contained within such Real Property Lease or Sublease; and (iv) no Acquired Company has exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant under any Real Property Lease or to purchase any Leased Real Property.
(e) The Company has delivered or made available to Buyer a true, correct and complete copy of the Juarez Lease as described on Schedule 4.09(e), and to the Company's knowledge, the Juarez Lease has not been modified in any material respect. An Acquired Company is the guarantor of Tecma Mexico's leasehold obligations under the Juarez Lease, subject to and upon the terms and conditions of the Juarez Lease. Subject to proper authorization and execution of the Juarez Lease by the other parties, to the Company's knowledge, (1) the Juarez Lease is in full force and effect, and constitutes the entire agreement between the parties thereto as it relates to the use and occupancy of the Juarez Facility, and (2) there are no other agreements, whether oral or written, between the Company, Vesta Baja California, S. de R.L. de C.V. and Tecma Mexico. Tecma Mexico is not in default in any material respect under the Juarez Lease. The Company has not received any notice of any written default from any counterparty thereto, or to the Company's knowledge, is not aware of an event that with notice or lapse of time, or both, would constitute a material default by Tecma Mexico thereunder. The landlord under the

Juarez Lease has not made or threatened in writing any claims against the guaranty given by an Acquired Company under the Juarez Lease and, to the Company's knowledge, the landlord is not in default in any material respect under the Juarez Lease. The landlord under the Juarez Lease has not exercised any termination right with respect thereto or repudiated any material provision thereof and there is no material dispute, oral agreement or forbearance program in effect with respect to the Juarez Lease. The Acquired Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any portion of the Juarez Facility, other than in connection with the Manufacturing Support Agreement. All of the land, buildings, structures and other improvements that are material to the conduct of the Acquired Companies' respective businesses in Mexico are included in the Juarez Lease.
(f) The Acquired Companies do not now own and, within the past three years, have not owned any real property. No Acquired Company is a party to any agreement or option to purchase any real property or interest therein relating to, or intended to be used in the operation of, the business conducted by the Acquired Companies.

4.10 Tax Matters. Except as set forth on Schedule 4.10:
(a) The Acquired Companies have filed all federal, state, provincial, local or foreign income Tax Returns and all other material Tax Returns that are required to have been filed by them prior to the date hereof and all such Tax Returns are true, correct and complete in all material respects. No Acquired Company currently is the beneficiary of any extension of time within which to file any Tax Return other than extensions obtained in the ordinary course. All Taxes of the Acquired Companies that are due and owing (whether or not shown on any Tax Return) have been paid. All material Taxes that an Acquired Company is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and have been (or will be) duly and timely paid to (or deposited with) the proper taxing authority and all required Tax Returns with respect thereto have been properly and timely filed.
(b) There is currently no dispute or claim, including any audit, examination, or administrative or judicial Tax proceeding, concerning any Tax liability of any Acquired Company claimed or raised by any taxing authority of which any Acquired Company received written notice, including any information request or notice of intention to commence any such audit, examination or administrative or judicial Tax proceeding. No Acquired Company has waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency.
(c) No Acquired Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or other combined, consolidated or unitary Tax group under state, local or foreign Tax Law (other than a group the common parent of which was any Acquired Company) or (ii) has any liability for the Taxes of any Person (other than any Acquired Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of any other applicable Law), as a transferee or successor (other than as a result of being a member of a group, the common parent of which was any Acquired Company) or by contract (other than ordinary course agreements, such as leases or loans, the primary focus of which is not Taxes).
(d) No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction within the two-year period ending on the date of this Agreement that was purported to be governed in whole or in part by Section 355 of the Code.
(e) There are no Liens for material Taxes (other than Permitted Liens) upon any of the assets of any of the Acquired Companies.
(f) No Acquired Company is a party to any agreement, contract, arrangement or plan that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any similar provision of state, local or non-U.S. Law), including any payment required to be made in connection with the transactions contemplated hereby.
(g) No Acquired Company is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(h) No written claim has been made by a Governmental Body in a jurisdiction where the Acquired Companies do not file Tax Returns that such Acquired Company is subject to taxation by that jurisdiction.
(i) No Acquired Company has (i) agreed to make any adjustment pursuant to Section 481(a) of the Code (or any similar provision of any applicable Law) nor has any application pending with the IRS (or other relevant state, local or foreign tax authority) therefor, or (ii) entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of applicable Law that is still in effect.
(j) No Acquired Company is a party to or bound by any Tax allocation, Tax sharing or similar agreement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Body), nor does it have any current or potential contractual or legal obligation to indemnify any other Person with respect to Taxes, except in each case for commercial contracts entered into in the ordinary course of business, the primary purpose of which is not related to Taxes.
(k) No Acquired Company is currently subject to any private letter ruling of the Internal Revenue Service or comparable Tax rulings of any other Governmental Body.
(l) The Acquired Companies will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i) change in method of accounting for a Pre-Closing Tax Period or use of an improper method of accounting for a Pre-Closing Tax Period;

(ii) written agreement with any Governmental Body with regard to the Tax liabilities of the Acquired Companies entered into by any Acquired Company prior to the Closing;
(iii) prepaid amount received prior to the Closing;
(iv) installment sale or open transaction disposition made prior to the Closing; or
(v) election pursuant to Section 965 of the Code made by any Acquired Company prior to the Closing.
(m) No Acquired Company has any obligation to reimburse or otherwise "gross-up" any Person for any Taxes as a result of Sections 409A or 4999 of the Code, or is, or has been a party to any "reportable transaction" as defined in Section 6707A(c)(1) of the Code.
(n) Schedule 4.10(n) sets forth with respect to each Acquired Company, such Acquired Company's classification for U.S. federal income Tax purposes.
(o) No Subsidiary holds property that constitutes an investment in “United States property” for purposes of Section 956 of the Code.
(p) The Company is not (i) a shareholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (ii) a shareholder of a "passive foreign investment company" within the meaning of Section 1297 of the Code, other than in its wholly-owned subsidiaries.
(q) No Acquired Company is subject to Tax in any country other than its respective country of organization by virtue of (A) having a permanent establishment or other place of business or (B) having a source of income in that jurisdiction. No Acquired Company has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. No Acquired Company has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.
(r) Each Acquired Company is in compliance with the terms and conditions of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Body.
(s) Since January 1, 2013, (i) each Acquired Company has timely filed with all appropriate Governmental Bodies all material abandoned or unclaimed property reports required to be filed by it, either separately or as part of an affiliated group of entities, and such reports were correct and complete in all material respects when filed and (ii) each Acquired Company has properly paid over (or escheated) to such Governmental Body all sums required to be paid to such Governmental Body pursuant to escheat or unclaimed property Laws.

4.11 Contracts and Commitments.
(a) Except as set forth on Schedule 4.11(a), as of the date hereof, no Acquired Company is party to any:
(i) collective bargaining agreement or contract with any labor union, other than as set forth on Schedule 4.19;
(ii) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base compensation in excess of $150,000 per annum (other than employment agreements and offer letters that are terminable without any notice requirement or liability for any Acquired Company and that otherwise do not deviate in any material respect from the standard form of employment agreements and offer letters provided to Buyer);
(iii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of any Acquired Company's assets;
(iv) contract pursuant to which an Acquired Company has made or will make any loans or advances (other than to another Acquired Company);
(v) guaranty of any obligation for borrowed money or other material guaranty;
(vi) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $150,000;
(vii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $150,000;
(viii) contract under which any Acquired Company (A) is a licensee with respect to any third-party Intellectual Property, excluding any contract for commercially available Software licensed under a click-wrap or shrink-wrap license or subscription agreement, or (B) is a licensor with respect to any Owned Intellectual Property (other than non-exclusive licenses entered into in the ordinary course of business);
(ix) contract or group of related contracts with the same party for the purchase by any Acquired Company of products or services, which resulted in the payment by the Acquired Companies in excess of $500,000 in the most recent fiscal year (other than purchase orders entered into in the ordinary course of business);
(x) contract or group of related contracts with the same party for the sale by any Acquired Company of products or services which resulted in sales by the Acquired

Companies in excess of $500,000 in the most recent fiscal year (other than purchase orders entered into in the ordinary course of business);
(xi) contract related to an acquisition, divestiture, merger, reorganization, recapitalization or similar transaction involving any Acquired Company in the past three years or, if earlier, pursuant to which any Acquired Company has any material outstanding indemnification obligations or any outstanding obligations for the payment of any earn-out or deferred purchase price;
(xii) contract containing covenants limiting the freedom of any Acquired Company to compete in any line of business or with any Person or in any geographic area or market, or granting to another Person any right of exclusivity;
(xiii) contract providing any customer of the Acquired Companies with pricing, discounts or benefits that change based upon the pricing, discounts or benefits offered to other customers or by other suppliers or to such customer, including contracts containing most-favored-customer or similar provisions;
(xiv) contract containing minimum purchase requirements or commitments or take-or-pay obligations of any Acquired Company, in each case, other than purchase orders entered into in the ordinary course of business;
(xv) contract granting to any Person a first refusal, first offer or other right to purchase any of the properties or assets of any Acquired Company;
(xvi) warranty agreement with respect to services rendered or products sold or leased, in which the aggregate consideration paid exceeds $500,000 and other than any warranty provided in the ordinary course of business;
(xvii) contract obliging any Acquired Company to acquire any operating business or the equity of any other Person;
(xviii) contract with a Material Customer or a Material Supplier, other than purchase orders entered into in the ordinary course of business; or
(xix) any power of attorney or agency agreement with any Person pursuant to which such Person is granted the authority to act for or on behalf of any Acquired Company.
(b) Buyer has been given access to a true and correct copy of all written contracts and a true and correct summary of all unwritten contracts, in each case, which are referred to on Schedule 4.11(a), together with all material amendments, waivers or other changes thereto (each, a "Material Contract" and, collectively, the "Material Contracts").
(c) Except as set forth on Schedule 4.11(c), (i) no Acquired Company is in material breach, violation or default (with or without notice or lapse of time, or both) under any Material

Contract, (ii) to the Company's knowledge, no other party to any of the Material Contracts is in material breach, violation or default (with or without notice or lapse of time, or both) thereunder, (iii) in the past three years, none of Seller or any of the Acquired Companies has received any written notice of, or to the Company's knowledge, been threatened with, termination or suspension of any Material Contract, and (iv) each Material Contract is in full force and effect and is the valid, binding and enforceable obligation of the Acquired Company party thereto and, to the Company's knowledge, each other party thereto, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.12 Intellectual Property.
(a) All of the patents, internet domain names, registered trademarks, registered service marks, registered copyrights, and applications for any of the foregoing owned by any Acquired Company (collectively, "Registered Intellectual Property") are set forth on Schedule 4.12(a). One of the Acquired Companies owns and possesses all right, title and interest in and to each item of Registered Intellectual Property, free and clear of all Liens other than Permitted Liens, and an Acquired Company owns, free and clear of all Liens other than Permitted Liens, or has a license or other right to use, all other Intellectual Property used in the conduct of the business of the Acquired Companies.
(b) Except as set forth on Schedule 4.12(b), (i) no Acquired Company is currently infringing, misappropriating, or otherwise violating, or has in the six years prior to the date hereof, infringed, misappropriated, or otherwise violated, the Intellectual Property rights of any other Person, (ii) to the Company's knowledge, no Person is currently infringing, misappropriating, or otherwise violating, any Owned Intellectual Property, and (iii) there is not pending before any Governmental Body any claim, action, or proceeding alleging any of the foregoing (in clauses (i) or (ii)) or contesting the use, validity, enforceability or ownership of any Owned Intellectual Property. No written claim has been received and, to the Company's knowledge, no proceeding has been instituted or threatened in writing against any Acquired Company in which such Acquired Company is alleged to infringe or misappropriate any Intellectual Property of any third party. No unsolicited offer of license has been received by the Acquired Companies with respect to any Intellectual Property of a third party that would reasonably be interpreted as an assertion of Intellectual Property rights.
(c) Each Acquired Company has taken commercially reasonable actions to protect its Owned Intellectual Property, including to protect the secrecy of any trade secrets, and to secure ownership of any Intellectual Property developed by contractors for the Acquired Companies or developed by employees of the Company in the scope of their employment, including causing each director, officer, employee and independent contractor of each Acquired Company who has contributed to the creation or development of any material Owned Intellectual Property to execute and deliver to the Acquired Company an agreement assigning all of their rights to such Owned

Intellectual Property to the Acquired Company (other than non-assignable moral rights and subject to statutory reversionary rights).
(d) The computers, computer networks, software and computer hardware and communication and storage systems and services, databases, websites, content, social media accounts, e-commerce platforms and associated documentation of the Acquired Companies (the "Company Systems") are reasonably sufficient for the needs of the business of the Acquired Companies as currently conducted. The Company Systems have not suffered any material malfunction within the prior two years, except such malfunctions that have been remediated in all material respects. The Acquired Companies take commercially reasonable precautions to protect the confidentiality, integrity, operation and security of the Company Systems against any unauthorized use, access, interruption, modification or corruption. In the past four (4) years, there have been no material security breaches of the Company Systems that (1) required any notice to any third party (including any Governmental Body) pursuant to any applicable Laws or (2) caused a material loss or disruption to the Company or its business operations.
(e) Except as set forth on Schedule 4.12(e), a privacy statement (the "Privacy Statement") is posted on each website of the Acquired Companies. The Acquired Companies comply in all material respects with (i) any Privacy Statement applicable to any given set of personally identifiable information collected by any Acquired Company; and (ii) all applicable Laws regarding the collection, retention, use and disclosure of personally identifiable information. The Acquired Companies have taken reasonable measures to protect and maintain the confidential nature of the personally identifiable information provided to the Acquired Companies by individuals and the personal information collected from individuals by the Acquired Companies against loss, theft and unauthorized access or disclosure, which measures are, as a whole, not less protective and comprehensive than those that would be taken by reasonably prudent business persons operating in the Acquired Companies' industry. The Acquired Companies have not received any written claims, notices or complaints regarding their information practices or the disclosure, retention, or misuse of any personally identifiable information by the Federal Trade Commission or any other Governmental Body.

4.13 Litigation. Except as set forth on Schedule 4.13, there are no, and in the past three years there have been no, material actions or proceedings pending or, to the Company's knowledge, threatened against any Acquired Company, at Law or in equity, or before or by any Governmental Body. No Acquired Company is subject to or has, in the past three years, been subject to any judgment, order or decree of any Governmental Body. To the Company's knowledge, there are no, and in the past three years there have been no, audits or investigations by a Governmental Body pending or threatened against any Acquired Company.

4.14 Employee Benefit Plans.
(a) Schedule 4.14(a) sets forth a complete list of each Plan. A "Plan" means each "pension plan" (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (the "Pension Plans"), "welfare plan" (as defined under Section 3(1) of ERISA) or any other material employee benefit plan, program or arrangement (including those providing material medical, dental, vision, life, death, disability, accident, legal services, severance, change in control, bonus, incentive compensation, equity or equity-based compensation, retirement, profit sharing, supplemental retirement or deferred compensation, fringe benefits, paid time off, salary continuation, and holiday pay) maintained, contributed to or required to be contributed to by an Acquired Company, or under which an Acquired Company has any liability, in each case, except, other than any benefit that is otherwise required under the applicable Law of any country or jurisdiction outside the United States, or sponsored or maintained by a Governmental Body.
(b) Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon the favorable opinion or advisory letter issued to the preapproved plan sponsor by the Internal Revenue Service, and no event has occurred since the date of the most recent letter to any such Pension Plan that would reasonably be expected to adversely affect the qualification of such Pension Plan.
(c) The Plans comply in form and in operation in all material respects with the applicable requirements of the Code and ERISA (including all reporting and disclosure requirements) and other applicable Laws.
(d) With respect to the Plans, all required contributions, premiums or benefit plans under or in connection with any Plan that are due on or before the Closing Date have been made or properly accrued on or before the Closing Date.
(e) Except as set forth on Schedule 4.14(e), (i) none of the Plans is subject to Title IV of ERISA or Code Section 412; (ii) no Acquired Company is a participating or contributing employer in any "multiemployer plan" (as defined in Section 3(37) or Section 4001(a)(3) of ERISA); and (iii) no Acquired Company has incurred any withdrawal liability with respect to any "multiemployer plan" or any liability in connection with the termination of any multiemployer plan. The Acquired Companies have no liability as the result of being part of the same controlled group, or under common control with, or part of an affiliated service group within the meaning of Code Section 414 or ERISA Section 4001, with any other entity.
(f) Except as set forth on Schedule 4.14(f), no Plan provides for medical or life insurance benefits to retired or former employees of any Acquired Company, or their dependents or beneficiaries (other than as required under Code Section 4980B, or similar Law and with the covered individual responsible for the premiums for such continued coverage.
(g) Except as set forth on Schedule 4.14(g), the events contemplated in this Agreement will not trigger, or entitle any employee of the Acquired Companies to severance, termination, change of control payments or accelerated vesting under any Plan.
(h) No Plan is, to the Company's knowledge, currently under audit or examination by the IRS or the Department of Labor. There are no pending or, to the Company's knowledge, threatened, investigations, claims, suits, grievances or other proceedings involving, directly or indirectly, any Plan, other than the ordinary and usual claims for benefits.

(i) No non-exempt prohibited transactions under Section 406 or 407 of ERISA or Section 4975 of the Code have occurred with respect to any Plan that would reasonably be expected to subject such Plan or the Acquired Companies to any material penalty under the Code or ERISA.

4.15 Insurance. Schedule 4.15 lists each material insurance policy maintained by the Acquired Companies. All such insurance policies are in full force and effect. Except as set forth on Schedule 4.15, all premiums with respect to such policies that are currently due have been paid, including premiums payable thereon up to and including the Closing Date. Since January 1, 2015, no Acquired Company has been in breach or default in any material respect with respect to its obligations under any such insurance policies and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default in any material respect, or permit termination, modification or acceleration under such policies. Neither Seller nor any Affiliate of Seller (including the Acquired Companies) has made any claim under any such insurance policy with respect to which an insurer has, in a written notice to Seller or any Affiliate of Seller (including the Acquired Companies), denied or disputed or otherwise reserved its rights with respect to such coverage other than those claims noted in Schedule 4.15. Within the past three years no insurer has threatened in writing to cancel any material insurance policy of the Acquired Companies. Any knowledge of an occurrence that may give rise to a claim has been reported to the appropriate insurance carrier.

4.16 Compliance with Laws. Except as set forth on Schedule 4.16, (a) each of the Acquired Companies is, and in the past three years has been, in compliance in all material respects with all applicable Laws and regulations of a Governmental Body, (b) in the past three years, no Acquired Company has received any written notice from any Governmental Body alleging, or has been charged with, a violation of any Laws or regulations applicable to the Acquired Companies, and (c) each Acquired Company has all material permits, licenses, approvals, registrations, authorizations and certificates that are necessary under applicable Laws and regulations to conduct its business as it is currently conducted, all of which are in full force and effect. All material permits, licenses, approvals, registrations, authorizations and certificates held by each Acquired Company are listed on Schedule 4.16 and no Acquired Company is, or in the past three years has been, in material breach or violation of, or material default under, any such permit, license, approval, registration, authorization or certificate.

4.17 Environmental Compliance and Conditions. Except as set forth on Schedule 4.17:
(a) Each of the Acquired Companies is in, and for the past three years has been in, material compliance with all applicable Environmental Laws.
(b) The Acquired Companies hold and are in, and for the past three years have been in, material compliance with all material authorizations, licenses, consents, registrations, notices and permits required under applicable Environmental Laws to operate at the Leased Real Property and to carry on their respective businesses as now conducted (collectively, the "Environmental Permits"), and all of such Environmental Permits that are currently held by any Acquired

Company are listed in Schedule 4.17(b). Each Acquired Company is and for the past three years has been in compliance in all material respects with the terms and conditions of all material Environmental Permits issued with respect to any Acquired Company pursuant to any Environmental Law.
(c) In the past three years, the Acquired Companies have not received any written notice or request for information from any Governmental Body regarding any material actual or alleged violation of Environmental Laws, or from any Person regarding any material liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws, including with respect to any off-site disposal facilities used by the Acquired Companies for the disposal or transportation of any Hazardous Substances.
(d) There is no Environmental Claim pending or, to the Company's knowledge, threatened against any Acquired Company or, to the Company's knowledge, against any Person whose liability for such Environmental Claim any Acquired Company has retained or assumed by contract.
(e) There is not present in, on or under any of the Leased Real Property any Hazardous Substance in such form or quantity as to reasonably be expected to result in any material liability of any Acquired Company under any Environmental Law. No Acquired Company has released, disposed of or arranged for the disposal of any Hazardous Substance in any manner so as to reasonably be expected to result in any material liability under any Environmental Law for any Acquired Company.
(f) To the Company's knowledge, none of the Leased Real Properties or the equipment located thereon is in a condition or state requiring any material capital improvements or repairs to maintain compliance in all material respects with any Environmental Laws to carry on the Company's businesses at such Leased Real Properties as now conducted.
(g) The Company has delivered to Buyer a copy of all non-privileged assessment reports prepared in the past three years of which the Company has knowledge relating to the status of any of the Leased Real Property or otherwise relating to the business of any Acquired Company with respect to any Environmental Law, including all such Phase I and Phase II environmental site assessments of which Company has knowledge related to any of the Leased Real Property, in each case that are in the Company's or Seller's possession.

4.18 Affiliated Transactions. Except as set forth on Schedule 4.18, no officer, director, controlling shareholder or Affiliate of any Acquired Company or any individual in such officer's, director's or controlling shareholder's immediate family is a party to any material agreement, contract, commitment or transaction with any Acquired Company (other than any agreement, contract or commitment related to employment or for the payment of compensation, benefits and the advancement or reimbursement of expenses to the directors, officers and employees of an Acquired Company in the ordinary course of business) or has any interest in any material property used by any of the Acquired Companies.

4.19 Employment and Labor Matters.
(a) Except as set forth on Schedule 4.19(a), (i) no Acquired Company is a party to or bound by any labor or collective bargaining agreement with a union or other labor organization, nor has any Acquired Company experienced any strike, work stoppage, work slowdown, lockout or other material labor dispute, claim of unfair labor practices, or other collective bargaining dispute within the past three years, (ii) within the past three years there have been no material disputes pending or, to the Company's knowledge, threatened between any Acquired Company and any of their employees, and (iii) to the Company's knowledge, there are no current organizational campaigns, petitions or other union representation activities or questions involving employees of any Acquired Company and no such activities have occurred during the past three years.
(b) Schedule 4.19(b) sets forth a complete list of all employees of the Acquired Companies as of November 11, 2019, identifying for each such employees: (i) hire date, (ii) position, (iii) status as being active or inactive (including disclosure of any leave of absence) and full-time or part-time, (iv) classification as exempt or non-exempt under the Fair Labor Standards Act, (v) location of employment, (vi) base annual salary or hourly wage, (vii) incentive pay, bonus or commission opportunity (as applicable), and (viii) accrued vacation or paid time off.
(c) Except as set forth on Schedule 4.19(c), (i) for the past three years, each Acquired Company has complied in all material respects with, is not in material violation of, and, to the Company's knowledge, has not in the past three years received any notices of material violation with respect to, any Laws respecting employment and employment practices and terms and conditions of employment, including all Laws which relate to equal employment opportunity, equal pay or treatment, wages, hours, leaves, workers' compensation, disability, occupational health and safety, immigration, collective bargaining, worker classification, other employment terms and conditions, plant closings and mass layoffs, and withholding and payment of social security and other Taxes, and (ii) there are no workers' compensation claims currently pending against any Acquired Company.
(d) Except as would not result in material liability to the Acquired Companies, each Acquired Company has in its files a Form I-9 that is validly and properly completed in accordance with applicable Law for each employee with respect to whom such form is required under applicable Law. In the past three years, no Acquired Company has received written notice or, to the Company's knowledge, any other communication from any Governmental Body regarding any unresolved violation or alleged violation of any applicable Laws relating to hiring, recruiting or employing of (or continuing to employ) anyone who is not legally authorized to work in the United States.
(e) Except as would not result in material liability to the Acquired Companies, (x) any individual performing services for any Acquired Company who has been classified as an independent contractor or other non-employee service provider is correctly so classified and qualifies as an independent contractor

(f) Except as would not result in material liability to the Acquired Companies, (x) any individual performing services for any Acquired Company who has been classified as an independent contractor or other non-employee service provider is correctly so classified and qualifies as an independent contractor, and (y) each employee of any Acquired Company classified as an exempt under the Fair Labor Standards Act is correctly so classified.
(g) The Company has provided Buyer true, correct and complete copies of all material written employment policies applicable to any employees of any Acquired Company presently in effect.
(h) As of the date hereof, no officer or, to the Company's knowledge, significant employee or independent contractor of any Acquired Company, or group of employees of the Acquired Companies, in each case, whose departure would significantly disrupt the operation of the business of the Acquired Companies, has given notice to any Acquired Company that such employee or group of employees presently intends to terminate his, her or its employment with any Acquired Company.
(i) During the past three years, no Acquired Company has engaged in any plant closing, mass layoff, workforce reduction or other action that has resulted or could result in liability under the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") or any similar state or local law or regulation addressing advance notice of any plant closing or workforce reduction.

4.20 Brokerage. Except as set forth on Schedule 4.20, no Person is entitled to any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Acquired Company.

4.21 Customers and Suppliers. Schedule 4.21 sets forth an accurate and complete list of the 15 largest customers (based on approximate total revenues attributable to such customer) (the "Material Customers") and the 15 largest third-party suppliers (based on the total amount purchased from such supplier) (the "Material Suppliers") of the Acquired Companies for the 12-month period ended December 31, 2018. As of the date of this Agreement, no Acquired Company has received any written or, to the Company's knowledge, other notice from any such customer or supplier stating that such customer or supplier will discontinue, materially decrease the frequency or volume of, or change the material terms with respect to its relationship with any Acquired Company.

4.22 Product Liabilities. Except as set forth on Schedule 4.22, (a) there are no material claims outstanding, pending or, to the Company's knowledge, threatened for breach of any warranty relating to any products manufactured, sold, distributed, licensed, leased or delivered by any Acquired Company, and (b) in the past three years, there has not been any product recall by any Acquired Company. To the Company's knowledge, there are no existing material liabilities, obligations or claims arising from or alleged to arise from any actual or alleged injury to Persons, damage to property or other loss, in each case, as a result of the ownership, possession or use of any product manufactured, sold, leased, distributed or delivered by any Acquired Company.

4.23 Certain Payments. No Acquired Company, nor any director, manager, officer or employee, in connection with their respective businesses, nor, to the Company's knowledge, any holder of equity interests of any Acquired Company, agent or other Person, in each case, acting for or on behalf of the Company, has during the past five years directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, in violation of any applicable Law (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, or (c) to obtain business or regulatory concessions or for business or regulatory concessions already obtained, for or in respect of any Acquired Company or any of their Affiliates.

4.24 Bank Accounts. Schedule 4.24 lists all of the Acquired Companies' bank accounts and identifies each authorized signatory and the level of each signatory's authorization.

4.25 Mexico Operations. To the Company's knowledge, (a) each of Tecma and Tecma Mexico are in compliance with the Manufacturing Support Agreement, (b) each of Tecma and Tecma Mexico are, and in the past three years have been, in compliance in all material respects with all applicable Laws and regulations of a Governmental Body related to or in connection with the Manufacturing Support Agreement and the Juarez Lease, (c) each of Tecma and Tecma Mexico have all permits, licenses, approvals, registrations, authorizations (including an IMMEX authorization) and certificates that are necessary under applicable Laws and regulations to comply with their respective obligations under the Manufacturing Support Agreement and the Juarez Lease, and (d) neither Tecma or Tecma Mexico are, and have not been, in breach or violation of, or material default under, any such permit, license, approval, registration, authorization or certificate. All of the Acquired Companies' assets located at the Juarez Facility have been imported into Mexico on a temporary basis and their importation into Mexico complied and currently complies in all material respects with all applicable Laws.

4.26 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, THIS ARTICLE IV AND IN ANY CERTIFICATE EXPRESSLY REQUIRED TO BE DELIVERED IN ACCORDANCE WITH THIS AGREEMENT, NEITHER SELLER NOR ANY OF THE ACQUIRED COMPANIES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLER AND THE COMPANY HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER WILL ACQUIRE THE ACQUIRED COMPANIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN "AS IS" CONDITION AND ON A "WHERE IS" BASIS, EXCEPT AS OTHERWISE EXPRESSLY

REPRESENTED OR WARRANTED IN THIS AGREEMENT AND IN ANY CERTIFICATE EXPRESSLY REQUIRED TO BE DELIVERED IN ACCORDANCE WITH THIS AGREEMENT.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Company as follows, as of the date hereof and as of the Closing:

5.01 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of its organization, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer, and no other proceedings on Buyer's part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Seller and the Company, this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 No Breach. Buyer is not subject to or obligated, to the extent applicable, under its governing documents, any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or any order, writ, injunction or decree, which would be breached or violated in any material respect by its execution, delivery or performance of this Agreement, except for any such breach or violation that would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

5.04 Consents, etc. No consent, approval or authorization of, notification to or filing with any Governmental Body or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) as required by the HSR Act and (ii) any such consents, approvals, authorizations, notices or filings the failure of which to obtain or make would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

5.05 Litigation. There are no actions or proceedings pending or, to Buyer's knowledge, overtly threatened against Buyer, at Law or in equity, or before or by any Governmental Body, which would adversely affect Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding judgment, order or decree of any Governmental Body that would materially affect Buyer's ability to perform under this Agreement or to consummate the transactions contemplated hereby.

5.06 Brokerage. No Person is entitled to any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

5.07 Investment Representation. Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act, or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act, and the Shares are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state, provincial or foreign securities Laws.

5.08 Financing; Immediately Available Funds. Buyer has, on the date hereof, the financial capability and sufficient cash on hand or available borrowing capacity under committed borrowing facilities necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, and will have all such capability as of the Closing Date. Buyer affirms that it is not a condition to Closing or to any of its obligations under this Agreement that Buyer obtains financing for the transactions contemplated by this Agreement.

5.09 Solvency. Upon consummation of the transaction contemplated hereby, Buyer and the Acquired Companies will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets, in each case, assuming (i) the accuracy of the representations and warranties of Seller and the Company contained in this Agreement, and (ii) that the representations in clauses (a), (b) and (c) are accurate with respect to each Acquired Company immediately prior to the Closing.

5.10 Plant Closings and Mass Layoffs. Buyer does not currently plan or contemplate any plant closings, reduction in force, or terminations of employees of any Acquired Company that would trigger obligations under the WARN Act or any similar state or local Law or regulation addressing advance notice of any plant closing or workforce reduction.

ARTICLE VI
CERTAIN PRE-CLOSING COVENANTS

6.01 Conduct of the Business.
(a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8.01, except as otherwise provided for by this Agreement (including the Disclosure Schedules) or consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), the Company will conduct its business and the business of its Subsidiaries in the ordinary course of business and use its commercially reasonable efforts to (i) keep intact the business organization of the Acquired Companies, (ii) maintain the assets of the Acquired Companies in good operating condition and repair (normal wear and tear excepted) and (iii) maintain in full force and effect the existence of all material and necessary Intellectual Property of the Acquired Companies; provided that, the foregoing notwithstanding, the Acquired Companies may use all available cash to pay any Seller Transaction Expenses or Indebtedness prior to the Closing, for distributions or dividends or for any other purpose, provided that the Acquired Companies shall not make any payments, cash dividends or cash distributions that, individually or in the aggregate with other payments, dividends or distributions, would (x) violate any Laws relating to solvency, fraudulent conveyance or the rights of creditors, or (y) reduce the capital of the Company or any Subsidiary below any minimum amount required by Law.
(b) Without limiting Section 6.01(a), and except as set forth on Schedule 6.01(b), from the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8.01, except as otherwise provided for by this Agreement or consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), the Company will not, and will not permit any of its Subsidiaries to, take any action which, if taken after the date of the Latest Balance Sheet but before the date hereof, would be required to be disclosed on Schedule 4.06 pursuant to Section 4.06.

6.02 Regulatory Filings. The Company will, within five Business Days after the date hereof, make or cause to be made all filings and submissions under any Laws applicable to the Acquired Companies for the consummation of the transactions contemplated herein that are required as a condition to consummate the transactions contemplated hereby and, in each case, include in each such filing or submission a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable laws or regulations. The Acquired Companies will coordinate and cooperate with Buyer in exchanging such information and providing such assistance as Buyer may reasonably request in connection with the foregoing. Seller will, and will cause the Acquired Companies to, comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Body. Seller will keep

Buyer reasonably apprised of the status of all filings and submissions referred to in this Section 6.02, including, subject to applicable Laws and regulations relating to the exchange of information, promptly furnishing Buyer with copies of notices or other communications received by Seller or the Acquired Companies in connection therewith. Subject to applicable Laws and regulations relating to the exchange of information, Seller will not permit any of its or the Acquired Companies' officers, employees or other representatives or agents to participate in any meeting with any Governmental Body in respect of such filings and submissions unless it consults with Buyer in advance and, to the extent permitted by such Governmental Body, gives Buyer the opportunity to attend and participate in any such meetings.

6.03 Conditions and Consents. The Company will use commercially reasonable efforts to (a) cause the conditions set forth in Section 2.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Section 2.02 (other than those to be satisfied at the Closing) and (b) give any required notices to, make any required filings with, and obtain any required consents from, any non-governmental third parties before Closing, in each case, to the extent set forth on Schedule 6.03.

6.04 Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Section 8.01, Seller and the Acquired Companies will not, and will cause their representatives not to, take any action to encourage, initiate or engage in discussions or negotiations with, or enter into an agreement with, any Person (other than Buyer and its authorized representatives ("Buyer's Representatives")) concerning any purchase of the Shares, any merger, sale of a material portion of the assets of any Acquired Company, or similar transactions involving the Acquired Companies (other than assets sold in the ordinary course of business).

6.05 Access to Information. Prior to the Closing or earlier termination of this Agreement pursuant to Section 8.01, upon reasonable advance notice, Seller and the Company shall provide to Buyer and its authorized representatives during normal business hours and at Buyer's expense reasonable access to all properties, contracts, books and records and other documents and data of the Acquired Companies reasonably requested by Buyer; provided that Buyer and its authorized representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Acquired Companies; provided further that the Acquired Companies shall not be obligated to provide such access or information if the Company determines, in its sole reasonable judgment, that doing so would violate applicable Law or a contract or obligation of confidentiality owing to a third-party, jeopardize the protection of the attorney-client privilege, or expose such party to risk of liability for disclosure of sensitive or personal information; provided further that such access shall not extend to any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation. All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement which shall remain in full force and effect through the Closing and shall terminate effective as of the Closing.

ARTICLE VII

COVENANTS OF BUYER

7.01 Access to Books and Records. From and throughout the seven-year period after the Closing, subject to reasonable confidentiality precautions, Buyer will cause the Acquired Companies to provide Seller and its authorized representatives with reasonable access (for the purpose of examining and copying), upon reasonable advance notice, during normal business hours and at Seller's expense, to the personnel, books and records of the Acquired Companies with respect to periods or occurrences prior to or on the Closing Date, as reasonably requested to (a) defend or pursue any legal proceeding, (b) prepare or audit financial statements or to comply with other financial or tax reporting obligations, (c) prepare, file or audit Tax Returns, (d) address Tax, accounting or financial matters or respond to any investigation or other inquiry by or under the control of any Governmental Body or (e) comply with applicable Law. Notwithstanding the foregoing, Buyer shall not be required to disclose (or cause any of its Affiliates to disclose) any such information to Seller or its representatives if such disclosure would be reasonably likely to jeopardize any attorney client or other legal privilege or contravene any applicable legal requirements, fiduciary duties or binding agreements; provided that, to the extent Buyer withholds such information in accordance with this sentence, it shall provide Seller with a detailed written description of such information to the extent it can and shall use reasonable best efforts to find a way to allow disclosure of such information. Buyer shall cause the Acquired Companies to preserve and keep the records relating to the Acquired Companies in accordance with Buyer's bona fide document retention policies.

7.02 Director and Officer Liability and Indemnification.
(a) For a period of six years after the Closing, Buyer will not, and will not permit any Acquired Company to, amend, repeal or modify any provision in any Acquired Company's certificate of incorporation, bylaws or other equivalent governing documents relating to the exculpation, indemnification or advancement of expenses of any current and former officers, directors or direct or indirect equityholders (each, a "D&O Indemnified Person") in a manner that would be adverse to such former officers, directors or direct or indirect equityholders (unless required by Law), it being the intent of the parties that the D&O Indemnified Persons will continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent required by the governing documents of the Acquired Companies in effect as of the date hereof.
(b) At the Closing, Seller will, or will cause the Acquired Companies to, obtain irrevocable "tail" insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Acquired Companies' current insurance carrier with respect to directors' liability insurance in an amount and scope at least as favorable as the Acquired Companies' existing policies with respect to matters existing or occurring at or prior to the Closing Date. The aggregate cost of such "tail" insurance policies will be paid 50% by Buyer and 50% by Seller. Buyer will, and will cause the Acquired Companies to, maintain such insurance policies in effect without any lapse in coverage.
(c) Buyer hereby acknowledges (on behalf of itself and its Subsidiaries) that the D&O Indemnified Persons may have certain rights to indemnification, advancement of expenses or insurance provided by current equityholders or other Affiliates of Seller or their respective equityholders ("Indemnitee Affiliates") separate from the indemnification obligations of Buyer hereunder. The parties hereto agree that (i) Buyer and the Company are the indemnitors of first resort (i.e., their obligations to the D&O Indemnified Persons are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the D&O Indemnified Persons are secondary), (ii) Buyer and the Company will be required to advance the full amount of expenses incurred by the D&O Indemnified Persons to the extent required under the Acquired Companies' certificate of incorporation, bylaws or other equivalent governing documents, and will be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent required by the Acquired Companies' certificate of incorporation, bylaws or other equivalent governing documents, without regard to any rights the D&O Indemnified Persons may have against any Indemnitee Affiliate, and (iii) Buyer and the Company (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

7.03 Regulatory Filings.
(a) Buyer will, within five Business Days after the date hereof, make or cause to be made all filings and submissions under any Laws or regulations applicable to Buyer and its Affiliates for the consummation of the transactions contemplated herein and, in each case, include in each filing or submission a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable Laws. Buyer will pay all fees associated with all filings and submissions referred to in this Section 7.03(a).
(b) Buyer will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Body. Buyer agrees to use its reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Body or any other Person so as to enable the parties to expeditiously close the transactions contemplated hereby, in each case, to the minimum extent necessary to so close such transactions; provided, however, that notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall Buyer be obligated to (i) propose, negotiate, effect or agree to or enter into consent decrees or submit orders providing for (A) the sale, divestiture, license, disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets, or businesses of Buyer or any of its Affiliates, (B) the imposition of any limitation or regulation on the ability of Buyer or any of its Affiliates to freely conduct their business or own such assets, or (C) the holding separate of the Shares of the Acquired Companies or any limitation or regulation on the ability of Buyer or any of its Affiliates to exercise full rights of ownership of the Shares of the Acquired Companies, other than, in the case of clauses (A), (B) or (C) above, for any such sale, divestiture, license, disposition, holding separate, limitation or regulation that would be immaterial to the Buyer and its Affiliates, taken as a whole, and/or the Acquired Companies, taken as a whole or (ii) initiate or defend against any suit, proceeding, claim, decree, judgment, injunction or other order, whether temporary, preliminary, or permanent, with respect to or against any Governmental Body or other Person in connection with its efforts to obtain any required consent.
(c) Except as specifically required by this Agreement, Buyer will not take any action, or refrain from taking any action, the effect of which would reasonably be expected to delay or impede the ability of the parties hereto to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Buyer will not, and will not permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Body necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Body entering an order prohibiting the consummation of the transactions contemplated hereby, (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) materially delay or prevent the consummation of the transactions contemplated hereby.
(d) Buyer will keep the Company apprised of the status of all filings and submissions referred to in Section 7.03(a) above, including promptly furnishing the Company with copies of notices or other communications received by Buyer in connection therewith, redacted as necessary to protect legal privilege and confidential information. Buyer will not permit any of its officers, employees or other representatives or agents to participate in any substantive meeting with any Governmental Body in respect of such filings and submissions unless it consults with the Company in advance and, to the extent permitted by such Governmental Body, gives the Company the opportunity to attend and participate in any such meetings.

7.04 Conditions. Buyer will use commercially reasonable efforts to cause the conditions set forth in Section 2.03 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article II (other than those to be satisfied at the Closing).

7.05 Contact with Customers, Suppliers and Other Business Relations. Prior to the Closing, Buyer and Buyer's Representatives will not contact or communicate with the employees, customers, suppliers and other business relations of the Acquired Companies in connection with the transactions contemplated hereby without prior consultation with and written approval of the Company and Seller (which approval shall not be unreasonably withheld, conditioned or delayed). The foregoing shall not be deemed to restrict communications in the ordinary course of business unrelated to the transactions contemplated by this Agreement.

7.06 Payment of Indebtedness and Seller Transaction Expenses. Buyer will repay, or cause to be repaid, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness identified on Schedule 2.02(e)(iii) and Seller Transaction Expenses identified on the Estimated Closing Statement, in each case, (a) to the account(s) designated by each Person to whom such amounts are to be paid, and (b) to the extent taken into account in connection with the calculation of the Final Purchase Price.

ARTICLE VIII
TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by the mutual written consent of Buyer and Seller;
(b) by Buyer, if there has been a violation or breach by the Company or Seller of any covenant, agreement, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or, in the case of a covenant or agreement breach, cured by the Company or Seller, as applicable, within 10 days after written notice thereof from Buyer;
(c) by Seller, if there has been a violation or breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of the Company and Seller at the Closing and such violation or breach has not been waived by Seller or, in the case of a covenant or agreement breach, cured by Buyer within 10 days after written notice thereof by Seller (provided that neither a breach by Buyer of Section 5.08 nor the failure to deliver the full consideration payable pursuant to Article I under this Agreement at the Closing as required hereunder will be subject to cure hereunder unless otherwise agreed to in writing by Seller);
(d) by either Buyer or Seller if the transactions contemplated hereby have not been consummated by 5:00 P.M. Eastern time on the date that is 90 days after the date hereof; provided that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 8.01(d) if such Person's breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or
(e) by either Buyer or Seller if any Governmental Body shall have issued an order, decree or ruling or taken any other action enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

8.02 Effect of Termination. In the event of the termination of this Agreement by either Buyer or Seller as provided above, the provisions of this Agreement will immediately become void and of no further force or effect (other than this Section 8.02 and Article XII hereof which will survive the termination of this Agreement in accordance with their terms; provided, however, that the Confidentiality Agreement, dated May 1, 2018, between Buyer and Curt Manufacturing, LLC (the "Confidentiality Agreement") will survive the termination of this Agreement for a period of three years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term will be automatically amended to be extended for such additional three year period)), and there will be no liability on the part of any of the parties to one another, except for Fraud or Willful Breaches of the covenants and agreements contained in this Agreement prior to the time of such termination. Without limiting the foregoing, a breach by Buyer of Section 5.08 will be considered a Willful Breach by Buyer of this Agreement. Nothing in this Article VIII will be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement. Any claim which the Company or Seller may have in connection with a termination of this Agreement will be enforceable by the Company or Seller for the benefit of all such Persons.

ARTICLE IX
ADDITIONAL COVENANTS AND AGREEMENTS

9.01 [Tax Matters.
(a) Responsibility for Filing Tax Returns.
(i) Buyer will, at its own cost, prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns for the Acquired Companies for any Pre-Closing Tax Period or Straddle Period the due date of which (taking into account extensions of time to file) is after the Closing Date but only if not filed prior to the Closing. Buyer will timely pay, or cause to be timely paid, any amount shown as due on such Tax Returns, provided that such payment will not void any of Seller's indemnification obligations pursuant to Article X. All such Tax Returns that are with respect to Pre-Closing Tax Periods will be prepared in a manner consistent with the past custom and practice of the Acquired Companies, unless otherwise required by applicable Law; provided that, to the maximum extent permitted by applicable Law, all Transaction Tax Deductions will be deducted on the income Tax Returns of the Company for the taxable period that ends on the Closing Date and the Company will make the safe harbor election under Revenue Procedure 2011-29. At least 30 days prior to the date on which each Tax Return is due, Buyer will submit a copy of such Pre-Closing Tax Period or Straddle Period Tax Return to Seller for Seller to review and comment, and shall consider in good faith any comments made by Seller.
(ii) For the portion of the day of the Closing after the time of Closing, other than the transactions expressly contemplated hereby, Buyer will cause the Acquired Companies to carry on their business only in the ordinary course in the same manner as heretofore conducted and will not convert or otherwise change the form of any of the Acquired Companies under applicable state, local or foreign Law. The Acquired

Companies will elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Acquired Companies to the extent such election is permissible under applicable Law. The parties agree that the Buyer and its Affiliates and the Acquired Companies will not make an election under Treasury Regulation §1.1502-76(b)(2)(ii)(D) to ratably allocate items (or make any similar election or ratably allocate items under any corresponding provision of state, local or foreign Law). If applicable Law does not permit any Acquired Company to close its Tax period at the Closing Date, (A) the amount of Taxes or Tax refunds that are based on or measured by income, receipts, sales or payroll allocable to the portion of such period ending at the Closing Date shall be deemed equal to the amount that would be payable or received if the relevant taxable period ended at the end of the day on the Closing Date, determined on a closing of the books methodology at the Closing Date (and for such purpose the tax year of any Subsidiary of the Company that is a partnership or is organized outside of the United States shall also be deemed to end at the end of the day on the Closing Date) and (B) the amount of any other Taxes allocable to the portion of such period ending at the end of the day on the Closing Date shall be the amount of such Taxes or Tax refunds for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on and including the Closing Date and the denominator of which is the number of days in the entire period. Any allocation of income or deductions required to determine any Income Taxes relating to such period shall be taken into account as though the relevant taxable period ended at the end of the day on the Closing Date and by means of a closing of the books and records of the Acquired Company at the Closing date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending at the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.
(iii) Any refunds paid or credited to the Acquired Companies with respect to any Pre-Closing Tax Period shall be the property of Buyer.
(b) Books and Records; Cooperation. Without limiting Section 9.02, each party will, and will cause its representatives to, provide each other party and its representatives with such assistance as may be reasonably requested in connection with the review of any Tax Return, including the filing of any claim for refund to which Seller is entitled hereunder, or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to any Acquired Company.
(c) Transfer Taxes. Buyer and Seller will each pay one-half of any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed on any Acquired Company or Seller as a result of the transactions contemplated by this Agreement (collectively, "Transfer Taxes"), and any penalties, interest or additions to Tax with respect to the Transfer Taxes. Seller agrees to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns. Within five (5) Business Days of notice thereof, Seller will pay to Buyer its allocable share of any Transfer Taxes.

(d) Tax Elections. Buyer will not make any election under Code Section 338 or Section 336 (or any similar provisions under state, local, or foreign Law) with respect to the acquisition of the Acquired Companies.
(e) Amended Tax Returns; Tax Elections. Unless otherwise required by applicable Law, Buyer will not cause or permit the Acquired Companies or any of their Affiliates to (i) file, amend or otherwise modify any Tax Return that relates in whole or in part to any Pre-Closing Tax Period (other than to file Tax Returns in accordance with Section 9.01(a), (ii) make or change any election for, or that has retroactive effect to, any Pre-Closing Tax Period, (iii) voluntarily approach any Tax authority with respect to any Pre-Closing Tax Period or Taxes attributable to a Pre-Closing Tax Period or (iv) extent or waive the statute of limitations with respect to any Pre-Closing Tax Period, in each case without the written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
(f) Tax Contests. Buyer will promptly notify Seller, and in any event within ten (10) days after receipt by Buyer, any Acquired Company or any Affiliate, of written notice of any pending federal, state, local or non-U.S. Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination relating to Taxes that could give rise to an indemnification obligation by Seller under this Agreement ("Tax Contest"); provided, however, that no delay or failure of Buyer to give timely notice under this Section 9.01(f) will affect Buyer's rights to indemnification under this Agreement, except to the extent Seller is actually prejudiced by such delay or failure. Subject to the rights of the insurer pursuant to the R&W Policy and the limitations set forth in Sections 10.07(b)(1), (2) and (3), mutatis mutandis, Seller will have the right to elect to control the contest or resolution of any Tax Contest with respect to Taxes or Tax Returns for any Pre-Closing Tax Periods; provided, that (i) Seller provides written notice of its election within ten (10) days after becoming aware of the commencement of such Tax Contest, (ii) Buyer will have the right to employ advisors or its choice (at Buyer's expense), directly or through designated representatives, to review in advance and reasonably comment upon material submissions made in the course of such Tax Contest and to attend any material in-person or telephonic meetings and (iii) Buyer's consent (not to be unreasonably withheld, conditioned or delayed) will be required for any settlement of such Tax Contest. With respect to all Tax Contests that Seller does not elect to control pursuant to the immediately preceding sentence, Buyer will have the sole responsibility for, and will control, such Tax Contest, including the disposition thereof; provided, that (x) Seller will have the right to employ advisors or its choice (at Seller's expense), directly or through designated representatives, to review in advance and reasonably comment upon material submissions made in the course of such Tax Contest and to attend any material in-person or telephonic meetings, (y) Buyer will diligently pursue such Tax Contest in good faith as if it were the sole party in interest and (z) Seller's consent (not to be unreasonably withheld, conditioned or delayed) will be required for any settlement of such Tax Contest to the extent such settlement relates to Taxes that will give rise to an indemnification obligation by Seller under this Agreement (after taking into account the Deductible or any other limitation hereunder and proceeds reasonable expected to be received under the R&W Policy). To the extent there is a conflict between the provisions of this Section 9.01(f) and Section 10.07 with respect to any Third Party Claim related to Taxes or Tax Returns, this Section 9.01(f) will govern.

9.02 Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party's expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

9.03 Access to Books and Records. From and throughout the seven-year period after the Closing, subject to reasonable confidentiality precautions, Seller will provide Buyer and its authorized representatives with reasonable access (for the purpose of examining and copying), upon reasonable advance notice, during normal business hours and at Buyer's expense, to books and records of Seller and its Affiliates concerning the Acquired Companies with respect to periods or occurrences prior to or on the Closing Date, as reasonably necessary to (a) defend or pursue any legal proceeding, (b) prepare or audit financial statements, (c) prepare or file Tax Returns or (d) address Tax, accounting or financial matters or respond to any investigation or other inquiry by or under the control of any Governmental Body. Notwithstanding the foregoing, Seller shall not be required to disclose (or cause any of its Affiliates to disclose) any information to Buyer or its representatives if such disclosure would be reasonably likely to jeopardize any attorney client or other legal privilege or contravene any applicable legal requirements, fiduciary duties or binding agreements.

9.04 Data Room Documentation. As promptly as practicable, and in any event within five Business Days after the Closing Date, Seller will, at its expense, authorize and instruct IntraLinks to copy to a suitable electronic medium all documents posted to the data room hosted by it as of the Closing Date in the same order and manner as such documents are set forth in such data room and deliver one such copy to Buyer.

ARTICLE X
INDEMNIFICATION

10.01 General Survival. All representations, warranties, covenants, and obligations in this Agreement will survive the Closing for the period specified in this Section 10.01. The representations and warranties set forth in this Agreement and in any certificate delivered pursuant to this Agreement, the covenants and obligations set forth herein required to be performed or complied with prior to the Closing (the "Pre-Closing Covenants") and the indemnification rights and obligations under Sections 10.02 (excluding Section 10.02(e)) and 10.03, in each case, shall survive the Closing until the 12-month anniversary of the Closing Date. The indemnification rights and obligations under Section 10.02(e) shall survive the Closing until the 36-month anniversary of the Closing Date. All other covenants and agreements of the parties contained herein shall survive the Closing for the period explicitly specified therein. Any matter as to which a claim has been asserted by timely notice that is pending or unresolved at the end of the applicable survival period will continue to be covered by this Agreement until such matter is finally terminated or otherwise resolved under this Agreement or by a court of competent jurisdiction, and any amounts payable under this Agreement are finally determined and paid. Notwithstanding anything herein to the contrary, claims for Fraud on the part of any party to this Agreement shall survive indefinitely. No claim for indemnification hereunder for breach of any such representations, warranties, covenants, or agreements may be made after the expiration of such applicable survival period.

10.02 Indemnification and Payment of Damages by Seller. Subject to the provisions of this Article X, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates and their respective representatives, stockholders, members, controlling persons, directors, managers, employees, lenders, successors and assigns (collectively, the "Buyer Indemnified Parties") for any Damages to the extent arising from or by virtue of:
(a) any breach of any representation or warranty made by Seller or the Company in this Agreement or in the certificate delivered pursuant to Section 2.02(e)(i);
(b) any breach of any covenant or obligation under this Agreement by the Company (with respect to any of its Pre-Closing Covenants) or Seller;
(c) any Pre-Closing Taxes;
(d) any Indebtedness or Seller Transaction Expenses to the extent not paid or satisfied by the Company at or prior to the Closing or not taken into account in connection with the calculation of the Final Purchase Price; or
(e) the matters set forth in Schedule 10.02(e).

10.03 Indemnification and Payment of Damages by Buyer. From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates and their representatives, stockholders, members, controlling persons, lenders, successors and assigns (collectively, the "Seller Indemnified Parties") for any Damages to the extent arising from or by virtue of:
(a) any breach of any representation or warranty made by Buyer in this Agreement or in the certificate delivered by Buyer pursuant to Section 2.03(d)(i) of this Agreement; or
(b) any breach of any covenant or obligation under this Agreement by the Company (with respect to any of its covenants or obligations to be performed or complied with after the Closing) or Buyer.

10.04 Limitations.
(a) No claim for indemnification may be made under Section 10.02(a) until the cumulative total of all Damages claimed by the Buyer Indemnified Parties under Section 10.02(a) exceeds $1,275,000 (the "Deductible"), in which case the Buyer Indemnified Parties shall be entitled to recover only Damages in excess of the Deductible; provided, however, that the Deductible shall not apply to any claim (i) based on Fraud or (ii) for breach of any Fundamental Representation or the representations and warranties set forth in Section 4.10.

(b) The aggregate liability of Seller, on the one hand, and Buyer, on the other hand, under this Article X will not exceed an amount equal to the Indemnity Escrow Amount (the "Cap"); provided, however, that (i) the Cap shall not apply to any claim (A) based on Fraud, (B) for breach of any Fundamental Representation or (C) for indemnification under Section 10.02(e); (ii) the maximum aggregate liability of Seller in respect of its indemnification obligations under Section 10.02(e) will not exceed an amount equal to the Special Escrow Amount; and (iii) the maximum aggregate liability of Seller, on the one hand, and Buyer, on the other hand, under this Agreement (including for claims based on Fraud or for breach of Fundamental Representations) will not exceed an amount equal to the Final Purchase Price.
(c) All indemnification payments payable hereunder shall be reduced by the amount of insurance proceeds (after deducting related costs and expenses, including any deductible amount and any resultant increase in insurance premiums) actually received by the Indemnified Party as a result of the Damages for which the Indemnified Party is seeking indemnification, including under the R&W Policy, and any other indemnity, reimbursement arrangement or contract pursuant to or under which such Indemnified Party or such Indemnified Party's Affiliates is a party or has rights (collectively, "Alternative Arrangements"). Each of the parties shall, and shall cause their respective representatives to, use commercially reasonable efforts to seek full recovery under any Alternative Arrangement. In the event that an insurance or other recovery is made by Seller, on the one hand, or Buyer, on the other hand, with respect to any Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (if and to the extent such amount of recovery would have reduced the amount to which such Person would have been entitled to pursuant to the first sentence of this Section 10.04(c)) shall be made promptly to the applicable Indemnifying Party.
(d) For purposes of this Article X, Damages shall not include punitive or special damages, except to the extent awarded in a Third-Party Claim. In addition, in no event will the Buyer Indemnified Parties be entitled to recover for any Damages that represent general and administrative time or other overhead expenses and no Indemnifying Party will be liable hereunder in respect of any claim if such claim would not have arisen but for a change in legislation or accounting policies or a change in interpretation of applicable law as determined by a Governmental Body or pursuant to an administration rule-making decision.
(e) Notwithstanding anything to the contrary set forth herein, the Buyer Indemnified Parties shall not be entitled to be indemnified pursuant to this Article X for (i) (A) any amount of Indebtedness, (B) any amount of Seller Transaction Expenses or (C) any current liability included in Net Working Capital, in each case, to the extent, on a dollar-for-dollar basis, included in the calculation of the Final Purchase Price, (ii) Damages attributable to any matter to the extent, on a dollar-for-dollar basis, that the Buyer Indemnified Party has been otherwise specifically compensated for such matter pursuant to this Agreement, (iii) Damages attributable to Taxes of Buyer, the Acquired Companies or any Affiliate thereof (x) for any taxable period (or portion thereof) that is not a Pre-Closing Tax Period (except to the extent such Damages relate to a breach by the Company of any representation or warranty set forth in Section 4.10(i), (j) or (l)), (y) resulting from any event or transaction undertaken on the Closing Date or after the Closing outside of the ordinary course of business or (z) as a result of Buyer's financing of the transactions contemplated by this Agreement or (iv) Damages attributable to a breach by Buyer of any covenant in this Agreement.
(f) For purposes of Section 10.02(a), other than with respect to the representations and warranties contained in the first sentence of Section 4.06, in determining (i) whether a breach of a representation or warranty has occurred and (ii) the amount of Damages arising out of or resulting from a breach of a representation or warranty, all qualifications as to materiality, Material Adverse Effect or similar qualifications will be ignored and each such representation and warranty will be read and interpreted without regard to any such qualifications.

10.05 Sources of Recovery; Exclusive Remedy.
(a) The recourse for claims by a Buyer Indemnified Party under Section 10.02 shall be solely, (i) first, to the extent coverage is available thereunder, to the R&W Policy, (ii) second, to the Indemnity Escrow Funds (solely in the case of claims under Sections 10.02(a) through (d)) or the Special Escrow Funds (solely in the case of claims under Section 10.02(e)) and (iii) thereafter, solely with respect to claims (A) based on Fraud, or (B) for breach of any Fundamental Representation, to Seller. Notwithstanding the foregoing, pursuing coverage under the R&W Policy is not a condition to a Buyer Indemnified Party submitting a Notice of Claim and tolling the survival period with respect to such claims.
(b) Buyer acknowledges and agrees that, from and after the Closing, excluding (i) any claim for Fraud, (ii) claims for equitable relief as expressly set forth in this Agreement, or (iii) any post-Closing adjustment to the Purchase Price pursuant to Section 1.02, the Buyer Indemnified Parties' sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, will be for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement) as provided in this Article X.
(a) Buyer acknowledges and agrees that the Buyer Indemnified Parties may not avoid such limitation on liability by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (ii) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement.
(b) Each of the Buyer Indemnified Parties expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, including Section 1542 and any comparable statutes. Each Buyer Indemnified Party has read Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF

KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
(c) Each Buyer Indemnified Party understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives him, her or it the right not to release existing claims of which he, she or it is not aware, unless he, she or it voluntarily chooses to waive this right. Having been so apprised, each Buyer Indemnified Party nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for claims that exist, existed or may hereafter exist in his, her or its favor, known or unknown, arising out of or related to liabilities arising from any claims or other matters purported to be released pursuant to this release. Each of the Buyer Indemnified Parties understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims and acknowledges and agrees that this waiver is an essential and material term of this Agreement.
(c) The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer’s remedies with respect to this Agreement and the transactions contemplated hereby (including Section 10.02) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.

10.06 Procedure for Making Claims. This Section 10.06 is subject to Section 10.07. If and when an Indemnified Party desires to assert a claim for indemnifiable Damages against an Indemnifying Party pursuant to the provisions of this Article X, the Indemnified Party shall deliver a notice (a "Notice of Claim") to the Indemnifying Party reasonably promptly after the Indemnified Party's receipt of a claim or awareness of a potential claim; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder, except to the extent the applicable Indemnifying Parties are actually prejudiced by such delay or failure. Each Notice of Claim shall describe in reasonable detail the nature of the claim and provide an estimate of the amount of Damages claimed in connection with such claim (to the extent then reasonably estimable).

10.07 Procedure for Indemnification – Third-Party Claims.
(a) If any third party shall notify any Indemnified Party of a Third-Party Claim, then the Indemnified Party shall promptly deliver the Notice of Claim described in Section 10.06, including (i) a description of such Third-Party Claim describing in reasonable detail, to the extent known by the Indemnified Party, the facts and circumstances with respect to the subject matter of such Third-Party Claim; and (ii) an estimate of the amount of Damages claimed in connection with such claim (to the extent then reasonably estimable); provided, however, that no delay or failure of any Indemnified Party to give timely notice hereunder will affect such Indemnified

Party's rights to indemnification hereunder, except to the extent such delay or failure actually prejudices the Indemnifying Party's ability to defend such Third-Party Claim.
(b) The Indemnifying Party may, subject to the rights of the insurer pursuant to the R&W Policy, elect to assume, conduct and have sole control over the defense of the Third-Party Claim at its sole cost and expense and with counsel reasonably acceptable to the Indemnified Party to defend such Third-Party Claim. The Indemnifying Party shall notify the Indemnified Party of its election to defend such Third-Party Claim within 20 days after the Indemnified Party's delivery of the Notice of Claim. The Indemnified Party shall promptly make available to the Indemnifying Party or its authorized representatives all personnel and all records and other materials in the Indemnified Party's possession reasonably requested by the Indemnifying Party for its use in defending any Third-Party Claim. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense. The Indemnifying Party may negotiate a settlement or compromise of, or consent to the entry of an order with respect to, such Third-Party Claim; provided, that the Indemnifying Party shall not settle or compromise any such Third-Party Claim without the prior written approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed, if (A) such settlement, compromise or consent in respect of such Third-Party Claim does not include a full, complete and unconditional waiver and release by such third party of all applicable Indemnified Parties for any and all Damages with respect to such Third-Party Claim, (B) such settlement, compromise or consent imposes a Lien on any of the assets of any such Indemnified Party or (C) such settlement, compromise or consent provides for relief other than money damages that will be indemnified pursuant to this Article X by the Indemnifying Party. If the Indemnifying Party fails to assume the primary defense of any such Third-Party Claim, the Indemnified Party may defend, settle or compromise such Third-Party Claim. Notwithstanding the foregoing, if a Third-Party Claim (1) seeks relief other than primarily the payment of monetary damages that would reasonably be expected to result in the imposition of a consent order, injunction or decree that would restrict in any material respect the future activity or conduct of the Indemnified Party or any of its Affiliates, (2) seeks a finding or admission that the Indemnified Party committed a criminal act or (3) involves Damages related to or arising out of such Third-Party Claim that would reasonably be expected to be paid by the Indemnified Party that exceed the portion of the Damages that are indemnifiable by the Indemnifying Party as of such date (after taking into account the Deductible or any other limitations hereunder and proceeds reasonably expected to be received under the R&W Policy), then, in each such case, the Indemnified Party shall be entitled to contest, defend, compromise, settle (subject, with respect to any settlement, to obtaining the consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed) such Third-Party Claim in the first instance (with the Indemnifying Party having the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing and at its own expense) and, if the Indemnified Party does not contest, defend, compromise or settle such Third-Party Claim, the Indemnifying Party shall then have the right to contest, defend and settle (but subject, with respect to any settlement, to obtaining the consent of the Indemnified Party's, such consent not to be unreasonably withheld, conditioned or delayed) such Third-Party Claim.

(c) The parties shall cooperate with each other fully and in good faith with respect to the defense, settlement, negotiation or compromise of any Third-Party Claims.

10.08 Treatment of Indemnification Payments. All indemnification payments under this Article X shall be deemed adjustments to the Purchase Price to the extent permitted by applicable Law. No party shall (nor shall they permit their Affiliates to) take any position on any Tax Return that is inconsistent with such treatment.

10.09 Mitigation. Each Indemnified Party will use commercially reasonable efforts to mitigate all Damages after becoming aware of any event which could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder or in connection herewith.

ARTICLE XI
DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, will have the respective meanings set forth herein:
"Acquired Company" means the Company or any Subsidiary.
"Adjustment Escrow Account" means the account established by the Escrow and Paying Agent to hold the Adjustment Escrow Funds, pursuant to the terms of the Escrow and Paying Agent Agreement.
"Adjustment Escrow Amount" means $5,000,000.
"Adjustment Escrow Funds" means, as of any date of determination, the excess (if any) of the Adjustment Escrow Amount (plus any interest accrued on the Adjustment Escrow Amount) minus the sum of all distributions and other payments to any Person from the Adjustment Escrow Account paid pursuant to the terms of the Escrow and Paying Agent Agreement on or prior to such date of determination.
"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
"Agreed Accounting Principles" means (i) with respect to the calculation of Cash, GAAP, and to the extent consistent with GAAP, using the same accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies used in the preparation of the Company's audited consolidated balance sheet for the fiscal year ended December 31, 2018, and (ii) with respect to the calculation of Net Working Capital, GAAP, and to the extent consistent with GAAP, using the same accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies used in the preparation of the Company's audited consolidated balance sheet for the fiscal year ended December 31, 2018, as modified by the example calculation set forth on Schedule 11.01(a).
"Agreement" has the meaning set forth in the preamble to this Agreement.
"Alternative Arrangements" has the meaning set forth in Section 10.04(c).
"Arbiter" has the meaning set forth in Section 1.02(d).
"Audax" means Audax Management Company, LLC, a Delaware limited liability company.
"Business Day" means any day other than a Saturday, Sunday or a day on which banks in Boston, Massachusetts or Chicago, Illinois are not open for business.
"Buyer" has the meaning set forth in the preamble to this Agreement.
"Buyer Indemnified Parties" has the meaning set forth in Section 10.02.
"Buyer Related Parties" means, collectively, Buyer, its Affiliates, and their respective directors, officers, employees, owners, advisors, and representatives.
"Buyer's knowledge" has the meaning set forth in Section 12.03.
"Buyer's Representatives" has the meaning set forth in Section 6.04.
"Cap" has the meaning set forth in Section 10.04(b).
"Cash" means, as of 11:59 P.M. Eastern time on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby), all cash, all cash equivalents (net of any restricted cash (including all deposits with third parties (including landlords, cash posted to support letters of credit, performance bonds or other similar obligations)) and marketable securities of the Acquired Companies, in each case determined in accordance with the Agreed Accounting Principles. For the avoidance of doubt, Cash will be calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited or available for deposit for the account of any Acquired Company.
"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
"Closing" has the meaning set forth in Section 1.03.
"Closing Balance Sheet" has the meaning set forth in Section 1.02(c).
"Closing Date" has the meaning set forth in Section 1.03.
"Closing Date Accrued Income Taxes" means all accrued and unpaid liabilities of the Acquired Companies as of the Closing Date for income Taxes that are first due after the Closing Date, provided that (A) such amount shall be calculated in accordance with the past practice of the Acquired Companies, including by only taking into account Taxes for jurisdictions in which the Acquired Companies have historically paid Taxes, (B) all Transaction Tax Deductions shall be taken into account to the extent "more likely than not" deductible (or at a higher level of confidence) in the Pre-Closing Tax Period and applying the safe-harbor election under Revenue Procedure 2011-29 to any "success based fees", (C) any Taxes attributable to transactions outside the ordinary course of business on the Closing Date after the Closing shall be excluded, (D) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Taxes or with respect to uncertain Tax positions and any liabilities arising from any change in accounting methods shall be excluded, (E) all deferred tax liabilities established for GAAP purposes shall be excluded and (F) all payments of estimated Taxes and overpayments of Taxes shall be taken into account.
"Closing Statement" has the meaning set forth in Section 1.02(c).
"Code" means the Internal Revenue Code of 1986, as amended.
"Company" has the meanings set forth in the preamble to this Agreement.
"Company Name" has the meaning set forth in Section 12.01(b).
"Company Systems" has the meaning set forth in Section 4.12(d).
"Company's knowledge" has the meaning set forth in Section 12.03.
"Confidentiality Agreement" has the meaning set forth in Section 8.02.
"D&O Indemnified Person" has the meaning set forth in Section 7.02(a).
"Damages" means any loss, liability, claim, damage, cost, expense (including reasonable costs of investigation and defense and reasonable out-of-pocket accountant, expert and attorney fees and expenses), whether or not involving a Third-Party Claim.
"Deductible" has the meaning set forth in Section 10.04(a).
"Disclosure Schedules" means the Schedules referenced in Articles III, IV and V and delivered by the parties on the date hereof.
"Disputed Items" has the meaning set forth in Section 1.02(d).
"Electronic Delivery" has the meaning set forth in Section 12.21.
"Environmental Claims" means any complaint, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding or judgment from any Governmental Body or any third party, involving actual, alleged or potential violations of or noncompliance with Environmental Laws, liability for Releases of or exposure to Hazardous Substances including, but not limited to, claims related to any investigations, remedial actions, or corrective actions, any toxic tort claims, claims for actual or threatened damages to natural resources, or allegations that Hazardous Substances have caused harm or injury to any Person.

"Environmental Laws" means all federal, state, provincial, local statutes, regulations, and ordinances, as well as all judicial orders, relating to worker health and safety (regarding Hazardous Substances), pollution, or the preservation or protection of the environment (including without limitation, the provisions of the Federal Occupational Safety and Health Act regarding Hazardous Substances, CERCLA, the Resource Conservation and Recovery Act, the Clean Water Act, and the Clean Air Act), including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of, or exposure to, any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.
"Environmental Permit" has the meaning set forth in Section 4.17(b).
"ERISA" has the meaning set forth in Section 4.14(a).
"Escrow and Paying Agent" means JP Morgan Chase Bank, N.A.
"Escrow and Paying Agent Agreement" means the Escrow and Paying Agent Agreement, in the form of Exhibit A attached hereto, to be entered into by Buyer, Seller, and the Escrow and Paying Agent.
"Escrow Amounts" means the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Special Escrow Amount, taken together.
"Estimated Closing Statement" has the meaning set forth in Section 1.02(b).
"Estimated Purchase Price" has the meaning set forth in Section 1.02(b).
"Final Purchase Price" has the meaning set forth in Section 1.02(e).
"Financial Statements" has the meaning set forth in Section 4.05(a).
"Fraud" means an act in the making of a specific representation or warranty expressly set forth in Article III, Article IV or Article V of this Agreement, committed by the party making such representation or warranty, with intent to deceive another party, and to induce him, her or it to enter into this Agreement and requires: (a) an intentional false representation of material fact expressly set forth in the representations and warranties set forth in this Agreement and/or any intentional omission of a material fact necessary to make such material fact set forth therein not misleading; (b) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory; (c) a specific intention to induce the party to whom such representation was made to act or refrain from acting in reliance upon it; (d) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (e) causing such party to suffer damage by reason of such reliance. A claim for Fraud may only be made against the party committing such Fraud.
"Fundamental Representations" means the representations and warranties set forth in Section 3.01, 3.02, 3.04, and 3.06 and Sections 4.01, 4.02, 4.03(a), 4.04 and 4.20.

"GAAP" means United States generally accepted accounting principles as in effect on the date hereof.
"Governmental Body" means any federal, state, provincial, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.
"Hazardous Substance" means any chemical, substance, waste, or material that: (a) is defined, listed or identified as hazardous or toxic, a pollutant or contaminant, or words of similar import under any Environmental Law; or (b) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated as such by any Governmental Body pursuant to any Environmental Law
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
"Indebtedness" means (i) the amount of all indebtedness for borrowed money of the Acquired Companies, (ii) amounts drawn on outstanding letters of credit or any other outstanding amounts of any commitment by which any Acquired Company assures a creditor against loss, (iii) leases of personal property required to be capitalized under GAAP as of the date hereof, (iv) all liabilities to pay the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and included in Net Working Capital, (v) all liabilities of third parties of the type described in subsections (i) through (iv) guaranteed or secured by any Lien on the assets of any Acquired Company, (vi) all Closing Date Accrued Income Taxes (if a positive amount), (vii) all accrued and unpaid liabilities of the Acquired Companies as of the Closing Date for product recalls as set forth in the Estimated Closing Statement, and (viii) all accrued and unpaid interest, fees and prepayment premiums or penalties in connection with the foregoing. Notwithstanding the foregoing, Indebtedness does not include (1) any operating or lease obligations (other than capital leases required to be capitalized under GAAP as of the date hereof), (2) any intercompany obligations, payables or loans of any kind or nature between or among any of the Acquired Companies, (3) any undrawn letters of credit, performance bonds, bankers acceptances or similar obligations, (4) deferred purchase price obligations in respect of steel or aluminum purchases by the Acquired Companies, in each case, in the ordinary course of business or (5) any guarantees made by any Acquired Company under the Juarez Lease.

"Indemnified Party" means a party entitled to indemnification pursuant to Article X.
"Indemnifying Party" means a party required to indemnify another party pursuant to Article X.
"Indemnitee Affiliate(s)" has the meaning set forth in Section 7.02(b).
"Indemnity Escrow Amount" means $1,275,000.
"Indemnity Escrow Funds" means, as of any date of determination, the excess (if any) of the Indemnity Escrow Amount (plus any interest accrued on the Indemnity Escrow Amount) minus the sum of all distributions and other payments to any Person from the "Standard Indemnity Escrow Account" paid pursuant to the terms of the Escrow and Paying Agent Agreement on or prior to such date of determination.
"Intellectual Property" means all (i) United States and foreign patents and patent applications; (ii) United States and foreign trade names, trade dress, trademarks, service marks, or internet domain names, including all goodwill associated therewith, together with all registrations and applications relating thereto; (iii) United States and foreign copyrights, original works of authorship (including rights in Software), together with all registrations and applications relating thereto; (iv) proprietary databases and data; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all inventions, invention disclosures, improvements, mask works, trade secrets, manufacturing, test and qualification processes, designs, know how, proprietary information, technical data, customer and vendor lists, and proprietary confidential information; and (vii) similar or equivalent rights to any of the foregoing anywhere in the world.
"JAMS" has the meaning set forth in Section 12.14(a).
"Juarez Facility" means the production facility located at Avenida Manuel Talamas Camandari #1051, Centro Industrial Juarez, C.P. 32695 inside Vesta Park Juarez I in Ciudad Juárez, Chihuahua, Mexico currently leased by Tecma Mexico pursuant to the Juarez Lease.
"Juarez Lease" means the lease agreement dated August 28, 2018 entered into among Vesta Baja California, S. de R.L. de C.V., as lessor, Tecma Mexico, as lessee, and Curt Manufacturing, LLC as guarantor of Tecma Mexico's obligations thereunder, pursuant to which lessor leases to lessee the Juarez Facility.
"Latest Balance Sheet" has the meaning set forth in Section 4.05(a).
"Law" means any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Body.
"Leased Real Property" has the meaning set forth in Section 4.09(a).
"Liens" means any lien, mortgage, security interest, pledge deposit, right to purchase, restriction on transfer or other encumbrance.
"Manufacturing Support Agreement" means the manufacturing support agreement executed by Tecma and Tecma Mexico on July 12, 2018 and by Curt Manufacturing, LLC on July 13, 2018.
"Material Adverse Effect" means an event, occurrence, or development that, individually or in the aggregate, has had or would reasonably be expected to have (a) a material adverse effect on the ability of Seller or the Acquired Companies to consummate the transactions contemplated hereby or (b) a material adverse effect upon the business, assets, condition (financial or otherwise), operating results or cash flows of the Acquired Companies taken as a whole, except any adverse effect related to or resulting from (i) general business or economic conditions affecting the industry in which any Acquired Company operates, (ii) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in Laws, rules, regulations, orders, or other binding directives issued by any Governmental Body, (vi) the taking of any action requested by Buyer, or with Buyer's written consent, or otherwise contemplated by this Agreement or the other agreements contemplated hereby, or (vii) the identity of Buyer or the announcement of this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby; provided, however, that with respect to clauses (i) through (v) above, the event, occurrence or development has not had and would not reasonably be expected to have a materially disproportionate effect on the Acquired Companies, taken as a whole, relative to other participants in their industry.
"Material Contract" or "Material Contracts" has the meaning set forth in Section 4.11(b).
"Material Customer" has the meaning set forth in Section 4.21.
"Material Supplier" has the meaning set forth in Section 4.21.
"MSA Termination Agreement" means the Termination Agreement in the form of Exhibit C attached hereto, to be entered into by Audax Management Company, LLC and Curt Manufacturing, LLC.
"Net Working Capital" means (i) the current assets (excluding Cash) of the Acquired Companies as of 11:59 P.M. Eastern time on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby except as set forth in the proviso below), minus (ii) the current liabilities (excluding any current liabilities in respect of product recalls or items constituting Indebtedness or otherwise included in the Purchase Price) of the Acquired Companies as of 11:59 P.M. Eastern time on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby except as set forth in the proviso below), in each case using the same line items set forth on Schedule 11.01(a) and calculated in accordance with the Agreed Accounting Principles. For the avoidance of doubt, the determination of Net Working Capital and the preparation of the Closing Statement will take into account only those components (i.e., only those line items) and adjustments reflected on Schedule 11.01(a). Further to the preceding sentence, the determination of Estimated Purchase Price and Final Purchase Price will be in accordance with the Agreed Accounting Principles (and without any change in or introduction of any new reserves), and without duplication to any items counted in such determination. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Agreed Accounting Principles.
"Net Working Capital Target" means $78,978,312.
"Notice of Claim" has the meaning set forth in Section 10.06.
"Objections Statement" has the meaning set forth in Section 1.02(d).
"Owned Intellectual Property" means any Intellectual Property owned by an Acquired Company.
"Party-Appointed Arbitrators" has the meaning set forth in Section 12.14(a).
"Pension Plans" has the meaning set forth in Section 4.14(a).

"Permitted Liens" means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by any Acquired Company, (ii) mechanic's, carriers', workers', repairers' and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by any Governmental Body having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Acquired Companies' businesses, (v) public roads and highways, (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of real property that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Acquired Companies' business, (vii) Liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, (viii) purchase money Liens and Liens securing rental payments under capital lease arrangements, (ix) licenses of Intellectual Property entered into in the ordinary course of business, and (x) those matters identified on Schedule 11.01(b).
"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body.
"Plans" has the meaning set forth in Section 4.14(a).
"Post-Closing Tax Period" means any taxable period or portion of any Straddle Period that begins after the Closing Date.
"Pre-Closing Tax Period" means any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.
"Pre-Closing Taxes" means (a) all Taxes (or the non-payment thereof) of the Acquired Companies for all Pre-Closing Tax Periods, (b) any and all Taxes of any affiliated group of which any of the Acquired Companies is or has been a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous applicable Law of any state, local, or non-U.S. Governmental Body, (c) any and all Taxes of any other Person that are (i) imposed, by contract (other than any contracts entered into in the ordinary course of business not primarily related to Taxes) or applicable Law, on any Acquired Company as a transferee or successor or otherwise and (ii) related to an event or transaction occurring before the Closing; provided that Pre-Closing Taxes shall not include any Damages (x) for any liabilities to the extent included in the calculation of Indebtedness or Net Working Capital or (y) for any liabilities resulting from (A) any event or transaction undertaken on the Closing Date after the Closing outside of the ordinary course of business, or (B) a breach by Buyer of any covenant in this Agreement.
"Purchase Price" has the meaning set forth in Section 1.02(a).

"R&W Policy" means the representation and warranty insurance policy issued to Buyer in connection with this Agreement.
"Real Property Leases" has the meaning set forth in Section 4.09(a).
"Registered Intellectual Property" has the meaning set forth in Section 4.12(a).
"Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Substances into or through the indoor or outdoor environment.
"Securities Act" means the Securities Act of 1933, as amended.
"Seller" has the meaning set forth in the preamble to this Agreement.
"Seller Indemnified Parties" has the meaning set forth in Section 10.03.
"Seller's knowledge" has the meaning set forth in Section 12.03.
"Seller Transaction Expenses" means (a) the aggregate fees and expenses of the Acquired Companies relating to the transactions contemplated hereby, including fees and expenses required to be paid to (i) Robert W. Baird & Co. Incorporated for investment banking services for the Company and (ii) Kirkland & Ellis LLP and Fredrikson & Byron, P.A. for legal services to the Company, (b) any change of control payments, transaction bonuses or any similar arrangements with current or former employees of the Acquired Companies that are triggered as a result of the transactions contemplated hereby (i.e., not any "double" trigger obligations) and (c) 50% of the amount of premium and broker fees in connection with obtaining the tail insurance policies referenced in Section 7.02(b), in each case for clauses (a) and (b) above to the extent unpaid at the time of determination (which, unless otherwise expressly indicated herein, will be the Closing) and to the extent related to the transactions contemplated hereby.
"Shares" has the meaning set forth in the recitals to this Agreement.
"Software" means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human readable form, including all firmware and all comments and any procedural code.
"Special Escrow Amount" means $7,500,000.
"Special Escrow Funds" means, as of any date of determination, the excess (if any) of the Special Escrow Amount (plus any interest accrued on the Special Escrow Amount) minus the sum of all distributions and other payments to any Person from the "Special Indemnity Escrow Account" paid pursuant to the terms of the Escrow and Paying Agent Agreement on or prior to such date of determination.
"Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.
"Subleases" has the meaning set forth in Section 4.09(b).

"Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons is allocated a majority of partnership, association or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary will be deemed to be a reference to a Subsidiary of the Company, as applicable.
"Tax" or "Taxes" means all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, unemployment, disability, payroll, workers' compensation, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, real property, personal property, social security, alternative or add-on minimum, value added, registration, windfall profits, natural resources, environmental, customs, or other obligations of the same or similar nature to any of the foregoing, together with any estimated taxes, deficiency assessments, interest, penalties, or additions to tax incurred under applicable laws with respect to any of the foregoing (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return).
"Tax Returns" means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.
"Tecma" means Integrated Maquila Solutions, LLC, a U.S. limited liability company.
"Tecma Mexico" means International Manufacturing Solutions - Operaciones, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable which is a subsidiary of Tecma.
"Third-Party Claim" means any claim, litigation, action or proceeding asserted by a Person other than the parties hereto against an Indemnified Party with respect to which the Indemnified Party is entitled to indemnification pursuant to Article X.
"Transaction Tax Deductions" means any item of loss, deduction or credit resulting from or attributable to fees, costs and expenses of the Company or any of its Subsidiaries related to or arising out of the transactions contemplated by this Agreement (to the extent included in Seller Transaction Expenses or paid prior to Closing) or reflected as a liability on the Closing Statement, including any loss, deduction or credit resulting from any employee bonuses, debt prepayment fees or capitalized debt costs, including any Seller Transaction Expenses or amounts that would be Seller Transaction Expenses except for the fact that such expenses were paid prior to Closing.
"Transfer Taxes" has the meaning set forth in Section 9.01(c).
"WARN Act" has the meaning set forth in Section 4.19(i).
"Willful Breach" means (i) an action or failure to act by one of the parties hereto that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such party's knowledge or intention that such action or failure to act could be expected to constitute a material breach of this Agreement, and such breach (a) resulted in, or contributed to, the failure of any of the conditions set forth in Article II to be satisfied or (b) resulted in, or contributed to, the Closing not being consummated at the time the Closing would have occurred pursuant to Section 1.03, (ii) the failure of Buyer to deliver at the Closing the full consideration payable pursuant to Article I under this Agreement or (iii) a breach by Buyer of Section 5.08.

11.02 Other Definitional Provisions.
(a) Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b) Any reference to any particular Code section or any other Law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.
(c) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. The table of contents and the titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement the Exhibits are for convenience only, do not constitute any part of this Agreement or such Exhibit, and will be disregarded in construing the language hereof.
(d) Exhibits and Schedules to this Agreement are incorporated herein for all purposes.
(e) The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this subsection," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation," unless the context clearly indicates otherwise.

(f) All references to "$" and dollars will be deemed to refer to United States currency unless otherwise specifically provided.
(g) Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.
(h) All references to days or months will be deemed references to calendar days or months unless otherwise expressly specified.
(i) The phrase "date hereof" means the date of this Agreement without giving effect to any amendments, modifications or supplements hereto.
(j) The phrase "ordinary course of business" will be deemed to mean "ordinary course of business consistent with past practice."

ARTICLE XII
MISCELLANEOUS

12.01 Press Releases and Communications; Use of Company Name.
(a) Prior to the Closing, no press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, customers or suppliers of any Acquired Company, will be issued or made by any party hereto without the joint approval of Buyer and Seller, unless required by Law or the rules of any applicable securities exchange in which case Buyer and Seller will have the right to review such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that the foregoing will not restrict or prohibit any Acquired Company from making any announcement to its employees, customers and other business relations to the extent such Acquired Company reasonably determines in good faith that such announcement is necessary or advisable (so long as such announcement does not disclose the financial terms of this Agreement). For the avoidance of doubt, the parties hereto acknowledge and agree that, following the Closing, Audax and its Affiliates (except for the Acquired Companies) may provide general information about the subject matter of this Agreement and the Acquired Companies (including its and their performance and improvements) in connection with Audax' or its Affiliates' fund raising, marketing, informational or reporting activities. Notwithstanding anything contained herein to the contrary, in no event will Buyer or, after the Closing, the Acquired Companies have any right to use Audax' name or mark, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of Audax.

(b) Effective as of the Closing Date, the Company hereby grants, on behalf of itself and its Subsidiaries, and will cause each of its Subsidiaries to grant, to Audax and its Affiliates and each of their respective successors and assigns a non-exclusive, perpetual, royalty-free, worldwide right and license to use the name and related marks and logos of the Acquired Companies (collectively, the "Company Name") on its printed materials and website and in other forms and media for the sole purpose of describing the prior ownership of, or Audax' and any of its Affiliates' current or former interest in, the Acquired Companies and the associated businesses. For the avoidance of doubt, nothing contained herein will waive or restrict or otherwise limit any rights that Audax or any of its Affiliates may have under applicable Law or otherwise, including the right to use the Company Name in a descriptive manner or for any nominative fair use or fair use.

12.02 Expenses. Except as otherwise expressly provided herein (including Sections 2.03(g), 7.02(b) and 9.01(c)) and in the definition of Seller Transaction Expenses, each party hereto will each pay its own expenses (including attorneys' and accountants' fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

12.03 Knowledge Defined. As used in this Agreement, the term "the Company's knowledge" means the actual knowledge after reasonable inquiry of the following executives of the Acquired Companies: Roch Lambert, Thomas Schinella, Jeff Leake and Shane McNallie; and the terms "Seller's knowledge" and "Buyer's knowledge" mean the actual knowledge after reasonable inquiry of Seller's executive officers and Buyer's executive officers, respectively.

12.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via email, telecopy or other facsimile device to the e-mail address or number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Buyer (and, after the Closing, the Company):
Lippert Components, Inc.
4100 Edison Lakes Parkway, Suite 210
Mishawaka, Indiana 46545
Attn: Chief Legal Officer
Email: legal@lci1.com

with a copy to (which will not constitute notice):
Faegre Baker Daniels LLP
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240
Attn: Trevor Belden
Email: trevor.belden@faegrebd.com
Notices to Seller:
Curt Acquisition Holdings, LLC
c/o Audax Management Company, LLC
101 Huntington Avenue
Boston, Massachusetts 02199
Facsimile: (617) 859-1600
Attn: John J. Mitchell; David J. Wong; Ryan W. Bruehlmann
Email: jmitchell@audaxgroup.com; dwong@audaxgroup.com; rbruehlmann@audaxgroup.com with a copy to (which will not constitute notice):
Audax Management Company, LLC
101 Huntington Avenue
Boston, Massachusetts 02199
Facsimile: (617) 859-1600
Attn: Deputy General Counsel
Email:  jaronson@audaxgroup.com
and:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Facsimile: (312) 862-2200
Attn: Robert A. Wilson, P.C.; Daniel A. Guerin
Email:  robert.wilson@kirkland.com; daniel.guerin@kirkland.com
Notices to Company (prior to the Closing):
Curt Acquisition Holdings, Inc.
6208 Industrial Drive
Eau Claire, WI 54701
Attn: Chief Executive Officer
Email:  rlambert@curtmfg.com
with a copy to (which will not constitute notice):
Audax Management Company, LLC
101 Huntington Avenue
Boston, Massachusetts 02199
Facsimile: (617) 859-1600
Attn: Deputy General Counsel
Email:  jaronson@audaxgroup.com

and:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Facsimile: (312) 862-2200
Attn: Robert A. Wilson, P.C.; Daniel A. Guerin
Email:  robert.wilson@kirkland.com; daniel.guerin@kirkland.com

12.05 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto; provided that, (a) after the Closing, Seller may assign this Agreement to any of its beneficial owners or successors by operation of Law or otherwise and (b) Buyer may assign or delegate some or all of its rights or obligations hereunder to an Affiliate of Buyer by providing written notice thereof to Seller; provided, further, that no assignment will relieve any party of its obligations hereunder.

12.06 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

12.07 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to sections of this Agreement; provided however, each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent reasonably apparent on the face of such disclosure. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the

Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

12.08 Amendment and Waiver. Any provision of this Agreement may be amended or waived only in a writing signed by Buyer, the Company and Seller; provided that (a) Section 7.02 will not be amended or waived without the consent of a majority of the D&O Indemnified Persons and (b) Section 12.01 will not be amended or waived without the consent of Audax. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

12.09 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement by, between and among the parties and supersede any prior understandings, agreements or representations by, between or among the parties, written or oral, which may have related to the subject matter hereof in any way. The parties agree that prior drafts of this Agreement and of any provision herein will be deemed to not provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect hereto and that such drafts will be deemed joint work product of the parties. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Company exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm's-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm's-length transaction.

12.10 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.
12.11 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

12.12 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. SUBJECT TO SECTION 1.02 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER) AND SECTION 12.14 (WHICH WILL GOVERN ANY DISPUTE AFTER THE CLOSING NOT SEEKING INJUNCTIVE RELIEF), THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE

JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON BUYER BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 12.04.

12.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT PERMITTED BY LAW, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

12.14 Arbitration of Disputes.
(a) Except for disputes, controversies or claims arising under Section 1.02 (which will be resolved in accordance with the dispute resolution provisions set forth therein) or other claims seeking injunctive relief (for which the provisions of Section 12.12, Section 12.13 and Section 12.19 will be applicable), all disputes, controversies or claims arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort, equity or otherwise), including the arbitrability of any dispute or controversy that cannot be settled by mutual agreement will be finally settled by binding arbitration in accordance with the JAMS Comprehensive Arbitration Rules & Procedures ("JAMS"), subject to the provisions in this Section 12.14.

(b) Any party hereto aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute 20 days after the giving of such notice may, upon 10 days' notice to the other party, be submitted to JAMS arbitration conducted before a panel of three arbitrators in Chicago, Illinois. Buyer and the Seller will each appoint one arbitrator (the "Party-Appointed Arbitrators") and the Party-Appointed Arbitrators will appoint the third and presiding arbitrator within 14 days of the appointment of the second arbitrator; provided, that, any arbitrator not timely appointed herein will be appointed by JAMS upon the written demand of any party to the dispute. The arbitrators may enter a default decision against any party who fails to participate in the arbitration proceedings.
(c) The parties to any arbitration proceedings under this Section 12.14 will be entitled to depose any witness identified as testifying at such proceedings.
(d) The parties hereby agree to the JAMS Optional Arbitration Appeal Procedures. Subject to the foregoing, the decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The parties will instruct the arbitrators to provide a full, reasoned opinion in rendering their decisions. The arbitrators will only be authorized to interpret the provisions of this Agreement, and will not amend, change or add to any such provisions. The parties hereto agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by any party with respect to this Agreement (other than disputes, controversies or claims arising under Section 1.02 (which will be resolved in accordance with the dispute resolution provisions set forth therein) or other claims seeking injunctive relief (for which the provisions of Section 12.12, Section 12.13 and Section 12.19 will be applicable)). In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.
(e) The arbitrators will be authorized to apportion their fees and expenses as the arbitrators deem appropriate but the arbitrators will not be authorized to award the prevailing party its fees and expenses (including attorneys' fees), and each party will otherwise bear its own fees and expenses, including the fees of its own attorney.
(f) The parties hereto and the arbitrators will keep confidential, and will not disclose to any person, except the parties' advisors and legal representatives, or as may be required by law, the existence of any controversy under this Section 12.14, the referral of any such controversy to arbitration or the status or resolution thereof.
(g) The parties hereto may seek any interim or conservatory relief, including an injunction or injunctions to prevent breaches of this Agreement in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over any such action or proceeding, such action or proceeding will be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington, Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. The application of a party to an above-mentioned judicial authority for such measures or for the implementation of any such measures ordered by an arbitral tribunal will not be deemed to be an infringement or a waiver of Section 12.14 and will not affect the relevant powers reserved to the arbitral tribunal.

12.15 No Third-Party Beneficiaries. Section 12.01 and Section 7.02 (and Section 12.08 as it relates to each such Section) of this Agreement are intended for the benefit of Audax and the D&O Indemnified Persons, respectively. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and Audax and the D&O Indemnified Persons any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

12.16 Representation of Seller and its Affiliates. Buyer agrees, on its own behalf and on behalf of the Buyer Related Parties, that (a) one or more of the Acquired Companies and Seller (and its controlling Affiliate) have retained Kirkland & Ellis LLP and Fredrikson & Byron, P.A. to act as their counsel in connection with the transactions contemplated by this Agreement as well as other past matters, (b) Kirkland & Ellis LLP and Fredrikson & Byron, P.A. have not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement and no Person other than the Acquired Companies and Seller (and its controlling Affiliate) has the status of a Kirkland & Ellis LLP or Fredrikson & Byron, P.A. client for conflict of interest or any other purpose as a result thereof, and (c) following the Closing, Kirkland & Ellis LLP or Fredrikson & Byron, P.A. may serve as counsel to Seller and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Kirkland & Ellis LLP or Fredrikson & Byron, P.A. prior to the Closing Date of any Acquired Company. Buyer and the Company (on behalf of itself and its Subsidiaries) hereby (i) waive any claim they have or may have that Kirkland & Ellis LLP or Fredrikson & Byron, P.A. has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises after the Closing between Buyer or any Acquired Company and Seller or any of its Affiliates, Kirkland & Ellis LLP or Fredrikson & Byron, P.A. may represent Seller or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or any Acquired Company and even though Kirkland & Ellis LLP or Fredrikson & Byron, P.A. may have represented an Acquired Company or other Persons in a matter substantially related to such dispute and may be handling other ongoing matters for a Buyer Related Party, the Company, or any of their respective Subsidiaries. Buyer represents that Buyer's own attorney has explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against Kirkland & Ellis LLP or Fredrikson & Byron, P.A., and Buyer's consent with respect to this waiver is fully informed. Buyer and the Company (on behalf of itself and its Subsidiaries) also further agree that, as to all communications among Kirkland & Ellis LLP or Fredrikson & Byron, P.A., on the one hand, and the Acquired Companies, and Seller or Seller's Affiliates and representatives, on the other hand, to the extent that they relate to the transactions contemplated by this Agreement, the attorney‑client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Buyer or any Acquired Company. In addition, if the Closing occurs, all of the client files and records in the possession of Kirkland & Ellis LLP or Fredrikson & Byron, P.A. related to this Agreement and the transactions contemplated hereby will continue to be property of (and be controlled by) Seller and no Acquired Company will retain any copies of such records or have any access to them. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any Acquired Company and a third party other than a party to this Agreement (or an Affiliate thereof) after the Closing, the Acquired Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland & Ellis LLP or Fredrikson & Byron, P.A. to such third party; provided, however, that no Acquired Company may waive such privilege without the prior written consent of Seller.

12.17 No Additional Representations; Disclaimer; Non-Recourse.
(a) Buyer acknowledges that Buyer has relied solely on the results of its own independent investigation and the representations and warranties of Seller and the Company expressly and specifically set forth in Article III and Article IV, respectively, as qualified by the Disclosure Schedules. The representations and warranties of Seller and the Company expressly and specifically set forth in Article III and Article IV or any certificate expressly required to be delivered in connection with this Agreement, respectively, as qualified by the Disclosure Schedules, constitute the sole and exclusive representations, warranties, and statements of any kind of any of Seller and the Company to Buyer in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations, warranties, and statements of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Acquired Companies, or the quality, quantity or condition of the Acquired Companies assets) are specifically disclaimed by the Company and Seller. All representations and warranties set forth in this Agreement are contractual in nature only. No Person is asserting the truth of any representation and warranty set forth in this Agreement; rather the parties have agreed that should any representations and warranties of any party prove untrue, the other party will have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in Law or in equity or whether in contract or in tort) are permitted to any party hereto as a result of the untruth of any such representation and warranty. NEITHER SELLER NOR THE COMPANY MAKES OR PROVIDES, AND BUYER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE ACQUIRED COMPANIES' ASSETS OR ANY PART THEREOF. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III AND ARTICLE IV, RESPECTIVELY, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, AND ANY CERTIFICATE EXPRESSLY REQUIRED TO BE DELIVERED IN ACCORDANCE WITH THIS AGREEMENT, (X) BUYER IS ACQUIRING THE COMPANY ON AN "AS IS, WHERE IS" BASIS AND (Y) NEITHER SELLER NOR THE COMPANY OR ANY OTHER PERSON (INCLUDING, ANY STOCKHOLDER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING, AND BUYER IS NOT RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER

STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE ACQUIRED COMPANIES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) BUYER OR ANY OF BUYER'S REPRESENTATIVES.
(b) This Agreement may only be enforced against, and any claim or suit based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the named parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to the named parties to this Agreement. No Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company, Seller or any of their respective Affiliates, will have or be subject to any liability or indemnification obligation (whether in contract or in tort) to Buyer or any other Person resulting from (nor will Buyer have any claim with respect to) (i) the distribution to Buyer, or Buyer's use of, or reliance on, any information, documents, projections, forecasts or other material made available to Buyer in certain "data rooms," confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, or (ii) any claim based on, in respect of, or by reason of, the sale and purchase of the Company, including any alleged non-disclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise; and each party hereto waives and releases all such liabilities and obligations against any such Persons. Nothing in this Section 12.17(b) shall limit, impair or otherwise adversely affect the rights of Buyer or any other Person arising under any contract or agreement (other than this Agreement or any certificate delivered pursuant to this Agreement) executed and delivered in connection with the consummation of the transactions contemplated hereby.
(c) In connection with the investigation by Buyer of the Acquired Companies, Buyer has received or may receive from the Acquired Companies certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer will have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that neither the Company, Seller, nor any member, officer, director, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, make any representation, warranty, or other statement with respect to, and Buyer is not relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and Buyer agrees that it has not relied thereon.

12.18 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

12.19 Specific Performance. The parties hereto agree that each party may suffer irreparable damage prior to a termination in the event that the Closing is not consummated in accordance with the terms of this Agreement, and that money damages or other legal remedies may not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by any party hereto of its covenants or obligations set forth in this Agreement, each other party will be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by such breaching party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other parties under this Agreement, in addition to any other remedy to which Seller, the Company or Buyer is entitled at Law or in equity, including the right to terminate this Agreement pursuant to Article VIII and to seek money damages. Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other parties. Each party hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

12.20 Consents. Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which any Acquired Company is a party (including the contracts set forth on Schedule 4.11(a)) and such consents have not been obtained. Except to the extent arising out of a breach of a representation, warranty, covenant or agreement herein, Buyer agrees and acknowledges that Seller will have no liability whatsoever to Buyer (and Buyer will not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof.

12.21 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an "Electronic Delivery"), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic

Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

12.22 Buyer Deliveries. Any document or item will be deemed "delivered", "provided" or "made available" within the meaning of this Agreement if such document or item (i) is included in the electronic data room at least two Business Days prior to the date hereof, or (ii) actually delivered or provided to Buyer or any of Buyer's Representatives.
* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.
SELLER:
CURT ACQUISITION HOLDINGS, LLC
By: /s/ John J. Mitchell
Name: John J. Mitchell
Title: President

COMPANY:

CURT ACQUISITION HOLDINGS, INC.

By: /s/ Roch Lambert
Name: Roch Lambert
Title: President and Chief Executive Officer

Signature Page to Stock Purchase Agreement

BUYER:
LIPPERT COMPONENTS, INC.
By: /s/ Jason D. Lippert
Name: Jason D. Lippert
Title: Chief Executive Officer and President

Signature Page to Stock Purchase Agreement